Avantax, Inc. SC TO-I

Exhibit (a)(1)(i)

AVANTAX, INC.

Offer to Purchase for Cash
Up to $250,000,000 of its Common Stock
At a Purchase Price Not Less Than $27.00 Per Share and Not More Than $31.00 Per Share
CUSIP: 095229100

THE TENDER OFFER, THE PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON FEBRUARY 24, 2023, UNLESS THE TENDER OFFER IS EXTENDED OR TERMINATED

Avantax, Inc., a Delaware corporation formerly known as Blucora, Inc. (the “Company,” “we,” “us” or “our”), hereby offers to purchase for cash up to $250,000,000 of its issued and outstanding shares of common stock, par value $0.0001 per share (the “shares”), at a price of not less than $27.00 per share and not more than $31.00 per share, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase (together with any amendments or supplements thereto, the “Offer to Purchase”), the related Letter of Transmittal and the other materials filed as exhibits to the Issuer Tender Offer Statement on Schedule TO that we have filed with the U.S. Securities and Exchange Commission (the “Commission” or “SEC”) (such materials, collectively, as they may be amended or supplemented from time to time, the “tender offer materials”). The terms and conditions set forth in the tender offer materials collectively constitute the “tender offer.” The tender offer will expire at 12:00 midnight, New York City time, at the end of the day on February 24, 2023 (such time and date, as the same may be extended, the “Expiration Time”), unless extended or terminated.

Upon the terms and subject to the conditions of this Offer to Purchase, including the provisions relating to “odd lot” priority, proration and conditional tenders described in this Offer to Purchase, we will determine a single per share price that we will pay for shares properly tendered and not properly withdrawn pursuant to the tender offer, taking into account the total number of shares tendered and the prices specified by tendering stockholders. The single purchase price (the “Purchase Price”) will be selected by us and will be the lowest per share price (in increments of $0.25), which will be not less than $27.00 per share and not more than $31.00 per share, that will allow us to purchase a number of shares having an aggregate purchase price of $250,000,000, or a lower amount depending on the number of shares properly tendered and not properly withdrawn pursuant to the tender offer.

Upon the terms and subject to the conditions of the tender offer, if shares having an aggregate purchase price of less than $250,000,000 are properly tendered and not properly withdrawn, we will buy all shares properly tendered at prices at or below the Purchase Price and not properly withdrawn prior to the Expiration Time.

As of January 24, 2023, we had 48,144,494 issued and outstanding shares. Assuming that the conditions to the tender offer are satisfied or waived and the tender offer is fully subscribed, if the Purchase Price per share is $27.00, we would purchase 9,259,259 shares, and, if the Purchase Price per share is $31.00, we would purchase 8,064,516 shares, representing approximately 19.23% and 16.75%, respectively, of our outstanding shares as of January 24, 2023.

We will purchase at the Purchase Price shares properly tendered at prices equal to or below the Purchase Price and not properly withdrawn, on the terms and subject to the conditions of the tender offer, including the proration and “odd lot” priority provisions. We will not purchase shares tendered at prices greater than the Purchase Price or shares that we do not accept for purchase under the terms of the tender offer because of the tender offer’s proration and priority provisions. Shares tendered but not purchased in the tender offer will be returned to the tendering stockholders at our expense promptly after the Expiration Time.

If shares having an aggregate purchase price of more than $250,000,000 are tendered in the tender offer at or below the Purchase Price and not properly withdrawn, we reserve the right to accept for purchase at the Purchase Price pursuant to the tender offer up to an additional 2% of our outstanding shares without extending the tender offer. We also expressly reserve the right, in our sole discretion, to purchase additional shares of our common stock subject to applicable legal and regulatory requirements. See Section 1.

After tenders of shares have been accepted for purchase by us, payment will be paid through Computershare Trust Company, N.A., the depositary for the tender offer (the “Depositary”), which will act as agent for the purpose of receiving payment from us and transmitting payment to the tendering stockholders. See Section 5.

THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

Our shares are listed and traded on the NASDAQ Global Select Market (the “NASDAQ”) under the trading symbol “AVTA.” On January 26, 2023, the last trading day prior to the commencement by the Company of the tender offer, the last reported sale price of the shares on the NASDAQ was $27.19 per share. You are urged to obtain current market quotations for the shares. See Section 8.

OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NONE OF THE COMPANY, OUR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT, THE DEPOSITARY OR ANY OF OUR OR THEIR RESPECTIVE AFFILIATES MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AT WHAT PRICE OR PRICES YOU SHOULD TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU CHOOSE TO TENDER SUCH SHARES. IN SO DOING, YOU SHOULD READ CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO PURCHASE, AND IN THE OTHER TENDER OFFER MATERIALS, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER. SEE SECTION 2. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR TAX ADVISOR, FINANCIAL ADVISOR AND/OR BROKER. NONE OF THE COMPANY’S DIRECTORS OR EXECUTIVE OFFICERS WILL TENDER ANY OF THEIR SHARES IN THE TENDER OFFER. SEE SECTION 11.

Neither the Commission nor any state or other securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

If you have questions or need assistance, you should contact the Information Agent or the Dealer Managers at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. If you require additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other related materials, you should contact the Information Agent.

The Dealer Managers for the Tender Offer are:

PJT Partners	JMP Securities LLC	Texas Capital Securities

 The Information Agent for the Tender Offer is:

D.F. King & Co.

The date of this Offer to Purchase is January 27, 2023

IMPORTANT

Questions and requests for assistance may be directed to D.F. King & Co., the information agent for the tender offer (the “Information Agent”), or to PJT Partners LP, JMP Securities LLC and TCBI Securities, Inc., the dealer managers for the tender offer (each, a Dealer Manager” and, collectively, the “Dealer Managers”), at their respective telephone numbers and addresses set forth on the back cover of this Offer to Purchase. You may request additional copies of the tender offer materials from the Information Agent or the Dealer Managers at their respective telephone numbers and addresses set forth on the back cover of this Offer to Purchase. Stockholders also may contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the tender offer. If you want to tender all or some of your shares, you must do one of the following before the tender offer expires:

●	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact such nominee and have such nominee tender your shares for you;

●	if you are an institution participating in The Depository Trust Company, referred to as the “Book-Entry Transfer Facility” in this Offer to Purchase, tender your shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase; or

●	if you hold certificates or book entry shares in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to the Depositary, at its address shown on the Letter of Transmittal.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the tender offer. Accordingly, beneficial owners wishing to participate in the tender offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which they, as beneficial owners, must take action in order to participate in the tender offer.

If you want to tender your shares but your certificates for the shares are not immediately available or cannot be delivered to the Depositary within the required time or you cannot comply with the procedures for book-entry transfer, or your other required documents cannot be delivered to the Depositary by the Expiration Time of the tender offer, you may still tender your shares if you comply with the guaranteed delivery procedure described in Section 3 of this Offer to Purchase.

TO TENDER SHARES PROPERLY, OTHER THAN SHARES REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE, YOU MUST PROPERLY COMPLETE AND DULY EXECUTE THE LETTER OF TRANSMITTAL. THIS TENDER OFFER DOES NOT CONSTITUTE AN OFFER TO PURCHASE SHARES IN ANY JURISDICTION IN WHICH, OR FROM ANY PERSON FROM WHOM, IT IS UNLAWFUL TO MAKE THE TENDER OFFER UNDER APPLICABLE SECURITIES OR BLUE SKY LAWS. SUBJECT TO APPLICABLE LAW (INCLUDING RULE 13E-4(D)(2) UNDER THE U.S. SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE “EXCHANGE ACT”), WHICH REQUIRES THAT MATERIAL CHANGES IN THE TENDER OFFER BE PROMPTLY DISSEMINATED TO SECURITY HOLDERS IN A MANNER REASONABLY DESIGNED TO INFORM THEM OF SUCH CHANGES), DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS OFFER TO PURCHASE IS CORRECT AS OF ANY TIME AFTER THE DATE OF THIS OFFER TO PURCHASE OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE HEREIN OR IN OUR AFFAIRS SINCE THE DATE HEREOF.

OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NONE OF THE COMPANY, OUR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT, THE DEPOSITARY OR ANY OF OUR OR THEIR RESPECTIVE AFFILIATES MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AT WHAT PRICE OR PRICES YOU SHOULD TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU CHOOSE TO TENDER SUCH SHARES. IN SO DOING, YOU SHOULD READ CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO PURCHASE, AND IN THE OTHER TENDER OFFER MATERIALS, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER. SEE SECTION 2. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR TAX ADVISOR, FINANCIAL ADVISOR AND/OR BROKER. NONE OF THE COMPANY’S DIRECTORS OR EXECUTIVE OFFICERS WILL TENDER ANY OF THEIR SHARES IN THE TENDER OFFER. SEE SECTION 11.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFER OR AT WHAT PRICE OR PRICES YOU SHOULD TENDER YOUR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR INCORPORATED BY REFERENCE OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY ON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US, THE DEALER MANAGERS, THE INFORMATION AGENT, THE DEPOSITARY OR ANY OF OUR OR THEIR RESPECTIVE AFFILIATES.

TABLE OF CONTENTS

SUMMARY TERM SHEET		1
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS		10
INTRODUCTION		12
THE TENDER OFFER		15
1.	Number of Shares; Proration	15
2.	Purpose of the Tender Offer; Certain Effects of the Tender Offer	17
3.	Procedures for Tendering Shares	19
4.	Withdrawal Rights	23
5.	Purchase of Shares and Payment of Purchase Price	24
6.	Conditional Tender of Shares	25
7.	Conditions of the Tender Offer	26
8.	Price Range of Shares; Dividends	28
9.	Source and Amount of Funds	28
10.	Certain Information Concerning Us	29
11.	Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares	30
12.	Legal Matters; Regulatory Approvals	37
13.	Material U.S. Federal Income Tax Consequences	38
14.	Extension of the Tender Offer; Termination; Amendment	42
15.	Fees and Expenses; Information Agent; Dealer Managers; Depositary	43
16.	Miscellaneous	43

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. It highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the tender offer to the same extent described elsewhere in this Offer to Purchase. We urge you to read carefully the entire Offer to Purchase, the related Letter of Transmittal and the other tender offer materials because they contain the full details of the tender offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

Who is offering to purchase my shares?

We (Avantax, Inc.) are offering to purchase your shares. See Section 1.

What will be the Purchase Price for the shares?

We are conducting an offer by means of a modified “Dutch auction.” We are offering to purchase up to $250,000,000 of shares, upon the terms and subject to the conditions of the tender offer, at a Purchase Price (to be determined as provided in this Offer to Purchase) of not less than $27.00 per share and not more than $31.00 per share, less any applicable withholding taxes and without interest, for each share we purchase pursuant to the tender offer. We will determine the Purchase Price promptly following the Expiration Time, on the terms and subject to the conditions of the Offer to Purchase (including the “odd lot” priority, proration and conditional tender provisions). We will select the lowest Purchase Price (in increments of $0.25), which will not be less than $27.00 per share and not more than $31.00 per share, that will allow us to purchase up to $250,000,000 of shares, or a lower amount depending on the number of shares properly tendered and not properly withdrawn pursuant to the tender offer. Upon the terms and subject to the conditions of the tender offer, if shares having an aggregate purchase price of less than $250,000,000 are properly tendered and not properly withdrawn prior to the Expiration Time, then we will buy all shares properly tendered at prices at or below the Purchase Price and not properly withdrawn. See Section 1.

If you wish to maximize the chance that your shares will be purchased in the tender offer, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer.” Note that this election will mean that your shares will be deemed to be tendered at the minimum price of $27.00 per share. You should understand that this election may have the effect of lowering the Purchase Price and could result in your shares being purchased at $27.00 per share, which is the low end of the price range in the tender offer, less any applicable withholding taxes and without interest.

Stockholders are urged to obtain current market quotations for the Shares before deciding whether and at what price or prices to tender their Shares. See Section 8.

What will be the form of payment of the Purchase Price?

If your shares are purchased in the tender offer, you will be paid the Purchase Price in cash, less any applicable withholding taxes and without interest, for each of your shares that we purchase pursuant to the tender offer. On the terms and subject to the conditions of the Offer to Purchase (including the “odd lot” priority, proration and conditional tender provisions), promptly following the Expiration Time, we will pay the Purchase Price less any applicable withholding taxes and without interest, for each of your shares that we purchase pursuant to the tender offer. See Section 5.

How many shares will the Company purchase?

We will purchase a number of shares having an aggregate purchase price of $250,000,000, or a lower amount depending on the number of shares of common stock properly tendered and not properly withdrawn pursuant to the tender offer. Upon the terms and subject to the conditions of the tender offer, if shares having an aggregate purchase price of less than $250,000,000 are properly tendered and not properly withdrawn prior to the Expiration Time, we will buy all shares properly tendered and not properly withdrawn at prices at or below the Purchase Price.

As of January 24, 2023, we had 48,144,494 issued and outstanding shares. Assuming that the conditions to the tender offer are satisfied or waived and the tender offer is fully subscribed, if the Purchase Price per share is $27.00, we would purchase 9,259,259 shares, and, if the Purchase Price per share is $31.00, we would purchase 8,064,516 shares, representing approximately 19.23% and 16.75%, respectively, of our outstanding shares as of January 24, 2023.

In addition, if shares having an aggregate purchase price of more than $250,000,000 are tendered in the tender offer at or below the Purchase Price and not properly withdrawn, we reserve the right to accept for purchase at the Purchase Price pursuant to the tender offer up to an additional 2% of our outstanding shares without extending the expiration of the tender offer. We also expressly reserve the right, in our sole discretion, to purchase additional shares subject to applicable legal and regulatory requirements. See Section 1.

The tender offer is not conditioned on any minimum number of shares being tendered. The tender offer is, however, subject to other conditions. See Section 7.

How will the Company pay for the shares?

The Company will fund the tender offer with cash on hand (using proceeds from the TaxAct sale (as defined and described in Section 10)) and with borrowings under its Delayed Draw Term Loan Facility (as defined in Section 9).

Assuming the tender offer is fully subscribed, and assuming we do not exercise our right to purchase up to an additional 2% of our outstanding shares, we expect the aggregate cost of the purchases, including all fees and expenses related to the tender offer, to be approximately $251,750,000.

How long do I have to tender my shares?

You may tender your shares until the Expiration Time. The Expiration Time is at 12:00 midnight, New York City time, at the end of the day on February 24, 2023, unless we extend or terminate the tender offer. We may choose to extend the tender offer for any reason. We cannot assure you that the tender offer will be extended or, if extended, for how long. See Section 1 and Section 14. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely that, for administrative reasons, such nominee has an earlier deadline that must be met for your shares to be tendered by the Expiration Time. Accordingly, beneficial owners wishing to participate in the tender offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which they, as beneficial owners, must take action in order to participate in the tender offer.

Can the tender offer be extended, amended or terminated, and under what circumstances?

We can extend or amend the tender offer in our sole discretion, subject to applicable laws. If we extend the tender offer, we cannot indicate, at this time, the length of any extension we may provide but we will delay the acceptance of any shares that have been tendered. We can amend or terminate the tender offer under certain circumstances and subject to applicable law. See Section 7 and Section 14.

How will I be notified if the Company extends the tender offer or amends the terms of the tender offer?

We will issue a press release no later than 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Time if we decide to extend the tender offer. We will announce any amendment to the tender offer by making a public announcement of the amendment. In the event that the terms of the tender offer are amended, we will file with the Commission an amendment to our Tender Offer Statement on Schedule TO relating to the tender offer describing the amendment. See Section 14.

What is the purpose of the tender offer?

The purpose of the tender offer is for the Company to repurchase shares of its common stock and return capital to the Company’s stockholders. This structure allows the Company to purchase a fixed dollar amount of shares for one per share price.

Are there any conditions to the tender offer?

Yes. Our obligation to accept and pay for your tendered shares depends on a number of conditions that must be satisfied in our reasonable judgment or waived on or prior to the Expiration Time, including that any of the following shall have occurred at any time on or after the date of this Offer to Purchase:

●	No legal action shall have been threatened, instituted or pending that challenges or relates to the tender offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or otherwise), assets, income, operations or prospects or otherwise materially impair the contemplated future conduct of our business or our ability to purchase shares in the tender offer;

●	No general suspension of trading in securities on any national securities exchange or in the over-the-counter markets in the United States or the declaration of a banking moratorium or any suspension of payment in respect of banks in the United States shall have occurred;

●	No commencement or escalation of war, armed hostilities or other international or national calamity, including, but not limited to, any outbreak of a pandemic or contagious disease (including the COVID-19 pandemic, to the extent that there is any material adverse development related thereto on or after January 27, 2023 that in our reasonable judgment makes it inadvisable for us to proceed with the tender offer) or an act of terrorism, directly or indirectly involving the United States, shall have occurred on or after January 27, 2023;

●	No changes shall have occurred in the general political, market, economic or financial conditions in the United States or abroad that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or otherwise), assets, income, operations or prospects;

●	No decline shall have occurred in the market price for our shares or in the Dow Jones Industrial Average, New York Stock Exchange Index, NASDAQ Composite Index or the Standard and Poor’s 500 Composite Index by more than 10% measured from the close of business on January 26, 2023, the last trading day prior to the commencement of the tender offer;

●	No limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or event that could reasonably be expected to materially affect, the extension of credit by banks or other lending institutions in the United States shall have occurred;

●	No tender or exchange offer for any or all of our shares, or any merger, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, shall have been proposed, announced or made by any person or shall have been publicly disclosed since January 26, 2023, and we shall not have entered into any definitive agreement or an agreement in principle with any person with respect to any merger, acquisition, business combination or other similar transaction, other than in the ordinary course of business (in each case, other than the tender offer) since January 26, 2023;

●	No change in law or in the official interpretation or administration of law, or relevant position or policy of a governmental authority with respect to any laws, applicable to the tender offer shall have occurred;

●	The consummation of the tender offer and the purchase of shares shall not cause the shares to cease to be listed on the NASDAQ or cause the shares to be subject to deregistration under the Exchange Act;

●	We shall have learned that any person (including a group) shall have acquired, or proposed to acquire, beneficial ownership of more than 5% of the outstanding shares (other than as publicly disclosed in a filing with the Commission on or before January 26, 2023) or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares;

●	No person (including a group), other than any person eligible to file a Schedule 13G, that has publicly disclosed in a filing with the Commission on or before January 26, 2023 that it has beneficial ownership of more than 5% of the outstanding shares shall have acquired, or publicly announced its proposal to acquire, beneficial ownership of an additional 1% or more of the outstanding shares; and

●	No person shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our assets or securities.

These conditions are described in greater detail in Section 7. In addition, the tender offer is subject to a number of other conditions described in Section 7.

How do I tender my shares?

To tender your shares, prior to 12:00 midnight, New York City time, at the end of the day on February 24, 2023, or any later time and date to which the tender offer may be extended:

●	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact such nominee and have such nominee tender your shares for you;

●	if you are an institution participating in The Depository Trust Company, referred to as “DTC” or the “Book-Entry Transfer Facility,” tender your shares according to the procedure for book-entry transfer described in Section 3; or

●	if you hold certificates or book entry shares in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to the Depositary at its address shown on the Letter of Transmittal.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the tender offer. Accordingly, beneficial owners wishing to participate in the tender offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the tender offer.

If you want to tender your shares, but your certificates for the shares are not immediately available or cannot be delivered to the Depositary, you cannot comply with the procedure for book-entry transfer or you cannot deliver the other required documents to the Depositary by the Expiration Time of the tender offer, you may still tender your shares if you comply with the guaranteed delivery procedure described in Section 3. In accordance with Instructions 4 and 5 to the Letter of Transmittal, each stockholder who is not tendering through DTC and who desires to tender shares in the tender offer must either check (1) one, and only one, of the boxes in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined by Stockholder,” indicating the price (in increments of $0.25) at which shares are being tendered, or (2) the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer,” in which case you will be deemed to have tendered your shares at the minimum price of $27.00 per share (YOU SHOULD UNDERSTAND THAT THIS ELECTION MAY CAUSE THE PURCHASE PRICE TO BE LOWER AND COULD RESULT IN THE TENDERED SHARES BEING PURCHASED AT THE MINIMUM PRICE OF $27.00 PER SHARE). Only one box under (1) or (2) may be checked. If more than one box is checked, or if no box is checked, you will be deemed to have not properly tendered your shares.

If tendering stockholders wish to maximize the chance that their shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer.” Shares tendered pursuant to Purchase Price tenders will be deemed to have been tendered at a price of $27.00 per share (which is the minimum price per share under the tender offer) for purposes of determining the Purchase Price. Accordingly, Purchase Price tenders could lower the Purchase Price and could result in your shares being purchased at the minimum price of $27.00 per share. See Section 8 for recent market prices for shares of our common stock.

How will the tender offer affect the number of our shares outstanding and the number of record holders?

As of January 24, 2023, we had 48,144,494 shares of common stock outstanding. Because the Purchase Price will only be determined after the Expiration Time, the number of shares of common stock that will be purchased will not be known until after that time.

●	At a Purchase Price equal to the tender offer’s minimum price of $27.00 per share, we would purchase 9,259,259 shares if the conditions to the tender offer are satisfied or waived and the tender offer is fully subscribed, which would represent approximately 19.23% of our outstanding shares as of January 24, 2023, and we would have 38,885,235 shares outstanding immediately following the purchase of shares tendered in the tender offer (based on the number of shares outstanding as of January 24, 2023).

●	At a Purchase Price equal to the tender offer’s maximum price of $31.00 per share, we would purchase 8,064,516 shares if the conditions to the tender offer are satisfied or waived and the tender offer is fully subscribed, which would represent approximately 16.75% of our outstanding shares as of January 24, 2023, and we would have 40,079,978 shares outstanding immediately following the purchase of shares tendered in the tender offer (based on the number of shares outstanding as of January 24, 2023).

The actual number of shares outstanding immediately following completion of the tender offer will depend on the number of shares tendered and purchased in the tender offer as well as the Purchase Price for such shares. See Section 2.

In addition, if shares having an aggregate purchase price of more than $250,000,000 are tendered in the tender offer at or below the Purchase Price and not properly withdrawn, we reserve the right to accept for purchase at the Purchase Price pursuant to the tender offer up to an additional 2% of our outstanding shares without extending the tender offer. We also expressly reserve the right, in our sole discretion, to purchase additional shares subject to applicable legal and regulatory requirements. See Section 1.

Furthermore, if any of our stockholders:

●	who hold shares in their own name as holders of record; or

●	who are “registered holders” as participants in DTC’s system whose names appear on a security position listing,

tender their shares in full and that tender is accepted in full, then the number of our record holders would be reduced. See Section 2.

Stockholders who do not have their shares purchased in the tender offer will realize a proportionate increase in their relative ownership interest in the Company following the purchase of shares pursuant to the tender offer. See Section 2.

Following the tender offer, will the Company continue as a public company?

Yes. In addition, the tender offer is conditioned upon the Company’s having determined that the transaction will not cause the Company to be delisted from the NASDAQ and will not cause the shares to be subject to deregistration under the Exchange Act (which would result in the Company’s ceasing to be subject to the periodic reporting requirements of the Exchange Act). See Section 2.

If I own fewer than 100 shares and I tender all of my shares, will I be subject to proration?

If you own, beneficially or of record, fewer than an aggregate of 100 shares, you properly tender all of such shares at or below the Purchase Price prior to the Expiration Time (and do not properly withdraw such shares) and you complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, and all conditions to the tender offer are satisfied or waived, we will purchase all of your shares without subjecting them to proration. See Section 1.

Can I change my mind after I have tendered shares in the tender offer, but before the Expiration Time?

Yes. You may withdraw any shares you have tendered at any time before the Expiration Time, which will occur at 12:00 midnight, New York City time, at the end of the day on February 24, 2023, unless we extend or terminate the tender offer. If we have not accepted for payment the shares you have tendered to us by 12:00 midnight, New York City time, at the end of the day on February 24, 2023 (the 20th business day following the commencement of the tender offer) or any later time and date to which the tender offer may be extended, you may also withdraw your shares at that time. See Section 4.

If you hold interests in shares through a broker, you must follow the broker’s procedures described in instructions that you will receive, which may include an earlier deadline for notifying the broker of your desire to withdraw your shares.

How do I withdraw shares I previously tendered?

You must deliver on a timely basis a written notice of your withdrawal to the Depositary at the address appearing on the back cover of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of such shares. Additional requirements will apply if the certificates for shares to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4.

In what order will the Company purchase the tendered shares?

If the conditions to the tender offer have been satisfied or waived and shares having an aggregate purchase price of less than $250,000,000 are properly tendered and not properly withdrawn prior to the Expiration Time, we will buy all shares properly tendered at prices at or below the Purchase Price and not properly withdrawn.

If the conditions to the tender offer have been satisfied or waived and shares having an aggregate purchase price in excess of $250,000,000, measured at the maximum price at which such shares were properly tendered, have been properly tendered and not properly withdrawn prior to the Expiration Time, we will purchase shares:

●	first, from all stockholders of “odd lots” (persons who own fewer than 100 shares) who properly tender all of their shares at or below the Purchase Price and do not properly withdraw them prior to the Expiration Time;

●	second, subject to the conditional tender provisions described in Section 6, on a pro rata basis, with appropriate adjustment to avoid purchases of fractional shares, from all other stockholders who properly tender shares at or below the Purchase Price and do not properly withdraw them before the Expiration Time; and

●	third, only if necessary to permit us to purchase shares having an aggregate purchase price of $250,000,000 (or such greater amount as we may elect to purchase, subject to applicable law), from holders who have tendered shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, holders whose shares are conditionally tendered must have properly tendered all of their shares and not properly withdrawn them prior to the Expiration Time.

Therefore, it is possible that we will not purchase any or all of the shares that you tender. It is also possible that none of the shares conditionally tendered will be purchased. See Section 1.

Has the Company or its board of directors adopted a position on the tender offer?

While our board of directors has authorized the tender offer, it has not made, nor have the Company, the Dealer Managers, the Information Agent, the Depositary or any of their respective affiliates made, any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the price or prices at which you should tender your shares.

We cannot predict how our common stock will trade after expiration of the tender offer, and it is possible that our common stock will trade above the tender offer price after expiration of the tender offer. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which you choose to tender your shares. In doing so, you should read carefully all of the information in, or incorporated by reference in, this Offer to Purchase, in the related Letter of Transmittal and in the other tender offer materials. You are urged to discuss these matters with your own tax advisor, financial advisor and/or broker.

Will the Company’s directors and executive officers tender shares in the tender offer?

The Company’s directors and executive officers have informed the Company that they will not tender any of their shares in the tender offer. As a result, the tender offer will increase the proportional holdings of our directors and executive officers. However, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the Purchase Price. See Section 11.

If I decide not to tender, how will the tender offer affect my shares?

Stockholders who choose not to tender will own a greater percentage interest in our outstanding common stock following the completion of the tender offer.

What is the accounting treatment of the tender offer?

The accounting for the purchase of shares pursuant to the tender offer will result in a reduction of our stockholders’ equity in an amount equal to the aggregate purchase price, including transaction fees, of the shares we purchase and a corresponding reduction in cash and cash equivalents. See Section 2.

When and how will the Company pay for the shares I tender?

Promptly after the Expiration Time, we will pay the Purchase Price, less any applicable withholding taxes and without interest, for the shares we purchase. We will announce the preliminary results of the tender offer, including price and preliminary information about any expected proration, on the business day following the Expiration Time. We will pay for the shares accepted for purchase by depositing the aggregate Purchase Price with the Depositary promptly after the Expiration Time. The Depositary will transmit to you the payment for all of your shares accepted for payment. See Section 5.

What is the last reported market price for the shares prior to the commencement of the tender offer?

On January 26, 2023, the last trading day prior to the commencement by the Company of the tender offer, the closing price of the shares on the NASDAQ was $27.19 per share. You are urged to obtain current market quotations for the shares. See Section 8.

Will I have to pay brokerage fees and commissions if I tender my shares?

If you are a holder of record of your shares and you tender your shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your shares through a broker, dealer, commercial bank, trust company or other nominee and such nominee tenders shares on your behalf, such nominee may charge you a fee for doing so. We urge you to consult your broker or other nominee to determine whether any charges will apply. See Section 5 and Section 15.

Does the Company intend to repurchase any shares other than pursuant to the tender offer during or after the tender offer?

Rule 13e-4(f)(6) of the Exchange Act prohibits us and our affiliates from purchasing any shares, other than pursuant to the tender offer, until the expiration of at least ten business days after the expiration of the tender offer, except pursuant to certain limited exceptions provided in Rule 14e-5 of the Exchange Act. Beginning on the 11th business day after the Expiration Time of the tender offer, we may make stock repurchases from time to time on the open market and/or in private transactions. We intend to continue to repurchase shares pursuant to the share repurchase authorization described under “Share Repurchase Authorization” in Section 11. Any repurchases pursuant to such authorization may be on the same terms or on terms that are more or less favorable to the selling stockholders in those transactions than the terms of the tender offer.

What are the U.S. federal income tax consequences if I tender my shares?

The receipt of cash for your tendered shares generally will be treated for U.S. federal income tax purposes either as (1) consideration received in a sale or exchange of the tendered shares or (2) a distribution in respect of your shares. If you are a U.S. Holder (as defined in Section 13), generally, you will be subject to U.S. federal income taxation upon the receipt of cash in exchange for the shares that you tender. See Section 13 for additional information.

If you are a Non-U.S. Holder (as defined in Section 13), if the receipt of cash by you is treated as consideration received in a sale or exchange, and such consideration is not effectively connected with your conduct of a trade or business in the United States, you generally will not be subject to U.S. federal income taxation on the receipt of such cash subject to certain exceptions. However, if the receipt of cash is treated as a distribution with respect to your shares, you may be subject to U.S. federal withholding tax on the portion of such distribution treated as a “dividend” for U.S. federal income tax purposes at a rate of 30% (or such lower rate as may be specified pursuant to an applicable income tax treaty). The treatment of the receipt of cash depends upon facts that are unique to each stockholder. See Section 13. Thus, it would be prudent to expect that the Depositary or other applicable withholding agent generally will withhold U.S. federal withholding tax at a rate of 30% from any payments made to you pursuant to the tender offer unless such withholding agent receives documentation pursuant to which it may determine that a reduced rate of, or exemption from, such withholding applies. See Section 3 and Section 13. If such tax has been withheld but the receipt of cash for your tendered shares is in fact properly treated as consideration received in a sale or exchange, then you may apply for a refund of such withheld amount. See Section 13 for additional information.

We recommend that you consult your own tax advisor regarding the particular tax consequences of tendering shares for cash pursuant to the tender offer to you, including the applicability and effect of any U.S. state or local tax laws or other non-U.S. tax laws. See Section 3 and Section 13.

Will I have to pay stock transfer tax if I tender my shares?

Except as otherwise provided herein and in the Letter of Transmittal, if you instruct the Depositary in the Letter of Transmittal to make the payment for the tendered shares to the registered holder, you will generally not be required to pay any stock transfer taxes on our purchase of the shares pursuant to the tender offer. See Section 5.

The Company will pay any U.S. federal excise tax that may arise in connection with the tender offer.

To whom can I talk if I have questions?

The Information Agent can help answer your questions. The Information Agent for the tender offer is D.F. King & Co. Please call (877) 732-3614 Monday through Friday from 10:00 a.m. to 4:00 p.m. New York City time.

D.F. King & Co.
48 Wall Street, 22nd Floor
New York, New York 10005
Stockholders Call Toll-Free: (877) 732-3614
Banks and Brokers Call Toll-Free: (212) 269-5550
Email: AVTA@dfking.com

In addition, the Dealer Managers can help answer your questions, and may be contacted as follows:

PJT Partners
280 Park Avenue
New York, New York 10017
Tel: (212) 364-7117

JMP Securities LLC
600 Montgomery Street, Suite 1100
San Francisco, CA 94111
Tel: (415) 835-8900

Texas Capital Securities
2000 McKinney Avenue, Suite 700
Dallas, Texas 75201
Toll-Free: (866) 355-6329

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Offer to Purchase and the documents incorporated by reference into this Offer to Purchase contain certain “forward-looking statements” as defined in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act, which are subject to the “safe harbor” created by those sections. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Forward-looking statements can also be identified by words such as “anticipates,” “believes,” “plans,” “expects,” “future,” “intends,” “may,” “will,” “would,” “could,” “should,” “estimates,” “predicts,” “potential,” “continues,” “target,” “outlook” and similar terms and expressions, but the absence of these words does not mean that the statement is not forward-looking. Actual results may differ significantly from management’s expectations due to various risks and uncertainties including, but not limited to:

●	our ability to complete the tender offer in the anticipated timing, or at all;

●	our ability to effectively compete within our industry;

●	our ability to generate strong performance for our clients and the impact of the financial markets on our clients’ portfolios;

●	our expectations concerning the revenues we generate from fees associated with the financial products that we distribute;

●	our ability to attract and retain financial professionals, employees and clients, as well as our ability to provide strong client service;

●	our future capital requirements and the availability of financing, if necessary;

●	our ability to meet our current and future debt service obligations, including our ability to maintain compliance with our debt covenants;

●	any downgrade of the Company’s credit ratings;

●	the impact of new or changing legislation and regulations (or interpretations thereof) on our business, including our ability to successfully address and comply with such legislation and regulations (or interpretations thereof) and increased costs, reductions of revenue, and potential fines, penalties or disgorgement to which we may be subject as a result thereof;

●	risks, burdens, and costs, including fines, penalties and disgorgement, associated with our business being subjected to regulatory inquiries, investigations, or initiatives, including those of the Financial Industry Regulatory Authority, Inc. and the Commission;

●	risks associated with legal proceedings, including litigation and regulatory proceedings;

●	our ability to close, finance and realize all of the anticipated benefits of acquisitions, as well as our ability to integrate the operations of recently acquired businesses, and the potential impact of such acquisitions on our existing indebtedness and leverage;

●	our ability to retain employees and acquired client assets following acquisitions;

●	any compromise of confidentiality or availability or integrity of information, including cyberattacks;

●	our ability to manage leadership and employee transitions, including costs and time burdens on management and our board of directors related thereto;

●	political and economic conditions and events that directly or indirectly impact the wealth management industry;

●	the impact of the continuing COVID-19 pandemic on our results of operations and our business, including the impact of the resulting economic and market disruption, related government actions and changes in customer behavior related to the foregoing;

●	our ability to maintain our relationships with third-party partners, providers, suppliers, vendors, distributors, contractors, financial institutions, industry associations and licensing partners, and our expectations regarding and reliance on the products, tools, platforms, systems and services provided by these third parties;

●	our ability to respond to rapid technological changes, including our ability to successfully release new products and services or improve upon existing products and services;

●	risks related to goodwill and acquired intangible asset impairment;

●	our ability to develop, establish and maintain strong brands;

●	risks associated with the use and implementation of information technology and the effect of security breaches, computer viruses and computer hacking attacks;

●	our ability to comply with laws and regulations regarding privacy and protection of user data;

●	our assessments and estimates that determine our effective tax rate;

●	our ability to protect our intellectual property and the impact of any claim that we infringed on the intellectual property rights of others;

●	our failure to realize the expected benefits of the TaxAct sale; and

●	the effects on our business of actions of activist stockholders.

Forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors that may cause our results, levels of activity, performance, achievements and prospects to be materially different from those expressed or implied by such forward-looking statements. These risks, uncertainties and other factors include, among others, the risk factors set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as well as in our other filings with the SEC. All forward-looking statements speak only as of the date of this Offer to Purchase. We do not undertake any obligation and do not intend to update or revise any forward-looking statement to reflect new information, events or circumstances after the date of this Offer to Purchase or to reflect the occurrence of unanticipated events, except as required by law.

INTRODUCTION

To the Holders of Our Common Stock:

Avantax, Inc., a Delaware corporation formerly known as Blucora, Inc., hereby offers to purchase for cash up to $250,000,000 of shares of its issued and outstanding common stock, par value $0.0001 per share, upon the terms and subject to the conditions set forth in this Offer to Purchase, the related Letter of Transmittal and the other tender offer materials. We are offering to purchase the shares at a single per share price not less than $27.00 per share and not more than $31.00 per share, less any applicable withholding taxes and without interest.

The tender offer will expire at 12:00 midnight, New York City time, at the end of the day on February 24, 2023 (such time and date, as the same may be extended, the “Expiration Time”), unless extended or terminated. We may, in our sole discretion, extend the period of time in which the tender offer will remain open. We may also terminate the tender offer under certain circumstances. See Section 7 and Section 14.

Upon the terms and subject to the conditions of this Offer to Purchase, including the provisions relating to “odd lot” priority, proration and conditional tenders described in this Offer to Purchase, we will determine a single Purchase Price that we will pay for shares properly tendered and not properly withdrawn from the tender offer, taking into account the total number of shares tendered and the prices specified by tendering stockholders. The Purchase Price will be selected by us and will be the lowest purchase price (in increments of $0.25), not less than $27.00 per share and not more than $31.00 per share, that will allow us to purchase that number of shares having an aggregate purchase price of $250,000,000, or a lower amount depending on the number of shares properly tendered and not properly withdrawn pursuant to the tender offer. Upon the terms and subject to the conditions of the tender offer, if shares having an aggregate purchase price of less than $250,000,000 are properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Time, we will buy all shares properly tendered at or below the Purchase Price and not properly withdrawn.

All shares acquired in the tender offer will be acquired at the same Purchase Price regardless of whether the stockholder tendered at a lower price, and we will only purchase shares tendered at prices equal to or below the Purchase Price. Upon the terms and subject to the conditions of this Offer to Purchase, including the provisions relating to “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, the Company will purchase all shares properly tendered at prices at or below the Purchase Price and not properly withdrawn. Shares not purchased in the tender offer will be returned to the tendering stockholders at our expense promptly after the expiration of the tender offer. See Section 1. In addition, if shares with an aggregate purchase price of more than $250,000,000 are tendered in the tender offer at or below the Purchase Price and not properly withdrawn, we reserve the right to accept for purchase at the Purchase Price pursuant to the tender offer up to an additional 2% of our outstanding shares without extending the tender offer. We also expressly reserve the right, in our sole discretion, to purchase additional shares subject to applicable legal and regulatory requirements. See Section 1.

If completed, the tender offer will provide the Company with an opportunity to return capital to its stockholders with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs inherent in open market purchases and sales. The tender offer also affords stockholders the option not to participate and, thereby, to increase their relative percentage ownership interest in the Company and its future results.

WHILE OUR BOARD OF DIRECTORS HAS AUTHORIZED THE TENDER OFFER, IT HAS NOT MADE, NOR HAVE THE COMPANY, THE DEALER MANAGERS, THE INFORMATION AGENT, THE DEPOSITARY OR ANY OF OUR OR THEIR AFFILIATES MADE, ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AT WHAT PRICE OR PRICES YOU CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER OR AT WHAT PRICE OR PRICES YOU CHOOSE TO TENDER YOUR SHARES. IN SO DOING, YOU SHOULD READ CAREFULLY ALL OF THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND THE OTHER TENDER OFFER MATERIALS, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER. SEE SECTION 2. THE COMPANY’S DIRECTORS AND EXECUTIVE OFFICERS WILL NOT TENDER ANY OF THEIR SHARES IN THE TENDER OFFER. SEE SECTION 11. YOU ARE URGED TO DISCUSS THESE MATTERS WITH YOUR OWN TAX ADVISOR, FINANCIAL ADVISOR AND/OR BROKER.

We expressly reserve the right, in our sole discretion, to change the per share purchase price range and to increase or decrease the value of shares sought in the tender offer, subject to applicable law. We may increase the value of shares sought in the tender offer to an amount greater than $250,000,000, subject to applicable law. See Section 14.

The tender offer is not conditioned upon any minimum number of shares being tendered. The tender offer is, however, subject to certain conditions. See Section 7.

If the conditions to the tender offer have been satisfied or waived and shares having an aggregate purchase price of less than $250,000,000 are properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Time, we will buy all shares properly tendered at or below the Purchase Price and not properly withdrawn.

If the conditions to the tender offer have been satisfied or waived and shares having an aggregate purchase price in excess of $250,000,000, measured at the maximum price at which such shares were properly tendered, have been properly tendered and not properly withdrawn prior to the Expiration Time, we will buy shares in the following order of priority:

●	first, from all holders of “odd lots” (holders of fewer than 100 shares) who properly tender all their shares at or below the Purchase Price and do not properly withdraw them before the Expiration Time;

●	second, on a pro rata basis, with appropriate adjustment to avoid purchases of fractional shares, from all other stockholders who properly tender shares at or below the Purchase Price, other than stockholders who tender conditionally and whose conditions are not satisfied; and

●	third, only if necessary to permit us to purchase shares having an aggregate purchase price of $250,000,000 (or such greater amount as we may elect to purchase, subject to applicable law), from stockholders who have tendered shares at or below the Purchase Price subject to the condition that a specified minimum number of the stockholder’s shares be purchased if any of the stockholder’s shares are purchased in the tender offer (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

Therefore, it is possible that we will not purchase all of the shares tendered pursuant to the tender offer. It is also possible that none of the shares conditionally tendered will be purchased. See Section 1, Section 5 and Section 6 for additional information concerning priority, proration and conditional tender procedures, respectively.

We will pay the Purchase Price, less any applicable withholding taxes and without interest, for all shares purchased. Tendering stockholders who hold shares registered in their own name and who tender their shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, except as otherwise provided in Section 5 and the Letter of Transmittal, stock transfer taxes on our purchase of shares pursuant to the tender offer. Stockholders holding shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such nominees to determine whether transaction costs apply. Also, any tendering stockholder or other payee who fails to complete, sign and deliver the Internal Revenue Service (“IRS”) Form W-9 included with the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to U.S. federal backup withholding on the gross proceeds paid to the payee pursuant to the tender offer, unless such payee establishes that such payee is within the class of persons that is exempt from backup withholding. See Section 3. Also see Section 13 for a discussion of certain U.S. federal income tax consequences of the tender offer.

As of January 24, 2023, we had 48,144,494 shares of our common stock issued and outstanding. The shares are listed and traded on the NASDAQ. On January 26, 2023, the last trading day prior to the commencement by the Company of the tender offer, the last reported sale price of the shares on the NASDAQ was $27.19 per share. Stockholders are urged to obtain current market quotations for the shares. See Section 8.

THE TENDER OFFER

1.	Number of Shares; Proration.

General. Upon the terms and subject to the conditions of the tender offer, we hereby offer to purchase for cash up to $250,000,000 of shares of our common stock properly tendered and not properly withdrawn in accordance with Section 4 before the Expiration Time of the tender offer, at a Purchase Price determined by us of not less than $27.00 per share and not more than $31.00 per share, less any applicable withholding taxes and without interest. See Section 14 for a description of our right to extend, delay, terminate or amend the tender offer. We also expressly reserve the right, in our sole discretion, to purchase additional shares subject to applicable legal and regulatory requirements. In addition, if shares having an aggregate purchase price of more than $250,000,000 are tendered in the tender offer at or below the Purchase Price and not properly withdrawn, we reserve the right to accept for purchase at the Purchase Price pursuant to the tender offer up to an additional 2% of our outstanding shares without extending the tender offer.

If the conditions to the tender offer have been satisfied or waived and shares having an aggregate purchase price of less than $250,000,000 are properly tendered and not properly withdrawn prior to the Expiration Time, we will buy all shares properly tendered at or below the Purchase Price and not properly withdrawn. If the tender offer is oversubscribed as described below, shares tendered will be subject to proration. The proration period and withdrawal rights expire at the Expiration Time.

However, if we:

●	increase the maximum price to be paid above $31.00 per share or decrease the price to be paid below $27.00 per share or otherwise change the price range at which we are offering to purchase shares in the tender offer;

●	increase the maximum aggregate purchase price for shares being sought in the tender offer and such increase would result in the prospective purchase of a number of shares exceeding 2% of our outstanding shares; or

●	decrease the maximum aggregate purchase price for shares being sought in the tender offer; and

the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day (as defined below) from, and including, the date that announcement of any such change is first published, sent or given in the manner specified in Section 14, the tender offer will be extended until a date that is on or after the expiration of such period of ten business days. A “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

In accordance with the instructions to the Letter of Transmittal, stockholders desiring to tender shares must either:

(1)	specify the price, not less than $27.00 per share and not more than $31.00 per share, at which they are willing to sell their shares to the Company. To specify the price, tendering stockholders must check one, and only one, of the boxes in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined by Stockholder,” indicating the price (in increments of $0.25) at which shares are being tendered; or

(2)	choose not to specify a price and, instead, specify that they will sell their shares at the Purchase Price that the Company determines pursuant to the terms of the tender offer, which could be a price per share as low as $27.00 or as high as $31.00. If tendering stockholders wish to maximize the chance that the Company will purchase their shares, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer.” Note that this election will mean that such stockholder’s shares will be deemed to be tendered at the minimum price of $27.00 per share. Tendering stockholders who make this election should understand that this election may lower the Purchase Price and could result in such stockholder’s shares being purchased at the minimum price of $27.00 per share.

Only one box under (1) or (2) may be checked. If more than one box is checked, or if no box is checked, you will be deemed to have not properly tendered your shares.

THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO CERTAIN CONDITIONS. SEE SECTION 7.

All shares tendered and not purchased pursuant to the tender offer, including shares not purchased because they were tendered at a price greater than the Purchase Price or because of proration and conditional tender provisions, will be returned to the tendering stockholders or, in the case of shares delivered by book-entry transfer, credited to the account at the Book-Entry Transfer Facility from which the transfer had previously been made, at our expense promptly following the Expiration Time.

Priority of Purchases. If the conditions to the tender offer have been satisfied or waived and shares having an aggregate purchase price of less than $250,000,000 are properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Time, we will buy all shares properly tendered at or below the Purchase Price and not properly withdrawn.

If the conditions to the tender offer have been satisfied or waived and shares having an aggregate purchase price in excess of $250,000,000, measured at the maximum price at which such shares were properly tendered, have been properly tendered and not properly withdrawn prior to the Expiration Time, we will purchase properly tendered shares on the basis set forth below:

●	first, we will purchase all shares tendered by all holders of “odd lots” (as defined below) who:

(1)	tender at or below the Purchase Price all shares owned beneficially or of record by such holders (partial tenders will not qualify for this preference); and

(2)	complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery;

●	second, subject to the conditional tender provisions described in Section 6, we will purchase all other shares tendered at or below the Purchase Price on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below; and

●	third, only if necessary to permit us to purchase shares having an aggregate purchase price of $250,000,000 (or such greater amount as we may elect to purchase, subject to applicable law), shares conditionally tendered at or below the Purchase Price (for which the condition was not initially satisfied), will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

Therefore, it is possible that we will not purchase any or all of the shares that a holder tenders in the tender offer. It also is possible that none of the shares conditionally tendered will be purchased.

Odd Lots. The term “odd lots” means all shares tendered by any person who owned beneficially or of record a total of fewer than 100 shares and so certified in the appropriate place on the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery. To qualify for the odd lot preference, an odd lot holder must tender at or below the Purchase Price all shares owned by such holder in accordance with the procedures described in Section 3. Odd lots will be accepted for payment before any proration of the purchase of other tendered shares. Any odd lot holder wishing to tender all of such stockholder’s shares pursuant to the tender offer must complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery.

Proration. If proration of tendered shares is required, we will determine the proration factor promptly following the Expiration Time. Proration for each stockholder tendering shares will be based on the ratio of the number of shares properly tendered at or below the Purchase Price and not properly withdrawn by such stockholder to the total number of shares properly tendered at or below the Purchase Price and not properly withdrawn by all stockholders. The preliminary results of any proration will be announced by press release promptly after the Expiration Time. We expect that we will announce the final proration factor and pay the Purchase Price for any shares purchased pursuant to the tender offer promptly after the Expiration Time, after we have determined the number of shares properly tendered, including shares tendered by guaranteed delivery procedures, as described in Section 3, and not properly withdrawn. Stockholders may obtain preliminary proration information from the Information Agent and may be able to obtain such information from their brokers.

As described in Section 13, the number of shares that we will purchase from a stockholder pursuant to the tender offer may affect the U.S. federal income tax consequences to that stockholder and, therefore, may be relevant to a stockholder’s decision whether or not to tender shares and whether or not to condition any tender upon our purchase of a stated number of shares held by such stockholder.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

2.	Purpose of the Tender Offer; Certain Effects of the Tender Offer.

Purpose of the Tender Offer. Our board of directors determined that it is in the best interests of the Company to deploy capital by repurchasing shares of its common stock and that at this time the tender offer described in this Offer to Purchase is a prudent and effective way to do so and to provide value and return capital to our stockholders. In particular, our board of directors believes the modified “Dutch auction” tender offer set forth in this Offer to Purchase is a mechanism that will provide all stockholders with the opportunity to tender all or a portion of their shares (subject to any proration and the other terms of this Offer to Purchase) for cash. Conversely, the tender offer also affords stockholders the option not to participate and, thereby, to increase their relative percentage interest in the Company and its future results. The board of directors considered the likely effect that repurchasing shares of our common stock would have on our capital structure, and we believe such capital structure will continue to support growth and other strategic options. In addition, our board of directors believes the tender offer provides the Company with an opportunity to return capital to its stockholders with respect to all or a portion of their shares (subject to any proration and the other terms of this Offer to Purchase), without potential disruption to the share price and the usual transaction costs inherent in open market purchases and sales.

The tender offer described in this Offer to Purchase will provide all stockholders with the opportunity to elect to tender all or a portion of their shares and thereby receive a return of some or all of their investment if they so elect. The tender offer also affords stockholders the option not to participate and, thereby, to increase their relative percentage ownership interest in the Company and its future results.

While our board of directors has authorized the tender offer, it has not made, nor have the Company, the Dealer Managers, the Information Agent, the Depositary or any of our or their respective affiliates made, any recommendation to you as to whether you should tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and at what price or prices you choose to tender your shares. In doing so, you should read carefully all of the information in this Offer to Purchase, in the related Letter of Transmittal and in the other tender offer materials. The Company has been advised that its directors and executive officers will not tender any of their shares in the tender offer. See Section 11. You are urged to discuss these matters with your own tax advisor, financial advisor and/or broker.

Certain Effects of the Tender Offer. As of January 24, 2023, we had 48,144,494 shares of common stock outstanding. Assuming that the conditions to the tender offer are satisfied or waived and the tender offer is fully subscribed, if the Purchase Price per share is equal to the tender offer’s minimum price per share of $27.00, we would purchase 9,259,259 shares and if the Purchase Price per share is equal to the tender offer’s maximum price per share of $31.00, we would purchase 8,064,516 shares, representing approximately 19.23% and 16.75%, respectively, of our outstanding shares as of January 24, 2023. Stockholders may be able to sell non-tendered shares in the future on the NASDAQ or otherwise, at a net price higher or lower than the Purchase Price. We can give no assurance, however, as to the price at which a stockholder may be able to sell such shares in the future.

The tender offer will reduce our “public float,” which is the number of shares owned by non-affiliate stockholders and available for trading in the securities markets, and is likely to reduce the number of our stockholders. These reductions may reduce the volume of trading in our shares and may result in lower stock prices and reduced liquidity in the trading of our shares following completion of the tender offer. In addition, the tender offer will increase the proportional ownership of our officers and directors who are not participating in the tender offer and any other stockholders who do not participate or participate only in part in the tender offer.

Based on the published guidelines of the NASDAQ and the conditions of the tender offer, we do not believe that our purchase of shares pursuant to the tender offer will result in the delisting from the NASDAQ of the remaining shares. The shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the Commission and comply with the Commission’s proxy rules in connection with meetings of our stockholders. At this time, we do not intend for the purchase of shares pursuant to the tender offer to provide us with the ability to terminate the registration of our shares of common stock under the Exchange Act. The tender offer is conditioned upon the Company’s having determined that the consummation of the tender offer will not cause the shares to be delisted from the NASDAQ and will not cause the shares to be subject to deregistration under the Exchange Act.

We currently intend to cancel and retire shares purchased pursuant to the tender offer. Such shares will return to the status of authorized and unissued shares and will be available for us to issue without further stockholder action for all purposes except as required by applicable law and regulation or the rules of the NASDAQ. We have no current plans for the issuance of shares purchased in this tender offer.

We may, in the future, decide to purchase additional shares. Any such purchases may be on the same terms as, or on terms that are more or less favorable to stockholders than, the terms of the tender offer. Rule 13e-4(f)(6) under the Exchange Act, however, prohibits us and our affiliates from purchasing any shares, other than pursuant to the tender offer, until the expiration of at least ten business days after the Expiration Time, except pursuant to certain limited exceptions provided in Rule 14e-5 under the Exchange Act.

Except as otherwise disclosed or incorporated by reference in this Offer to Purchase, we currently have no plans, proposals or negotiations underway that relate to or would result in:

●	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

●	any purchase, sale or transfer of a material amount of our or any of our subsidiaries’ assets;

●	any material change in our indebtedness or our capitalization;

●	any change in our present board of directors or management, including but not limited to any plans or proposals to change the number or the term of directors or to fill any existing vacancies on our board of directors or to change any material term of the employment contract of any executive officer, except for the renewal of the employment agreement with our Chief Executive Officer;

●	any other material change in our corporate structure or business;

●	any class of our equity securities ceasing to be listed on the NASDAQ;

●	the termination of registration under Section 12(g) of the Exchange Act of any class of our equity securities;

●	the termination or suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

●	the acquisition or disposition by any person of additional securities of the Company, or the disposition of our securities, other than pursuant to our share repurchase program or issuances or grants of, or purchases pursuant to, equity awards granted to directors, officers, employees (including employees of companies we may acquire) and consultants; or

●	any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

While we have no definitive plans or proposals regarding any of the foregoing as of the date of this Offer to Purchase (except as described in the documents incorporated by reference herein or as disclosed in this Offer to Purchase, including this Section 2), the Company has in the past received, and may in the future receive, offers to purchase the Company or its businesses and our board of directors and management regularly assesses strategic alternatives, including, without limitation, possible acquisitions, divestitures, joint ventures, restructurings, and other extraordinary corporate transactions and other matters. Notwithstanding the foregoing, we reserve the right to change our plans and intentions at any time, as we deem appropriate, subject to our obligation to update this Offer to Purchase to reflect material changes in the information contained herein while the Offer is pending. Stockholders tendering shares in the tender offer may run the risk of foregoing the benefit of any appreciation in the market price of the shares resulting from such potential future events.

3.	Procedures for Tendering Shares.

Proper Tender of Shares. For shares to be tendered properly pursuant to the tender offer:

●	the certificates for the shares or confirmation of receipt of the shares under the procedure for book-entry transfer set forth below, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received prior to the Expiration Time, which is 12:00 midnight, New York City time, at the end of the day on February 24, 2023 (unless the tender offer is extended or terminated) by the Depositary at its address set forth on the back cover page of this document; or

●	the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

Notwithstanding any other provisions hereof, payment for shares tendered and accepted for payment pursuant to the tender offer will be made only after timely receipt by the Depositary of certificates for such shares (or a timely confirmation of a book-entry transfer of such shares into the Depositary’s account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees, or an Agent’s Message in connection with book-entry delivery, and any other documents required by the Letter of Transmittal.

In accordance with the instructions to the Letter of Transmittal, each stockholder wishing to tender shares in the tender offer must properly indicate in the section captioned either (1) “Shares Tendered at Price Determined by Stockholder” in the Letter of Transmittal the price (in increments of $0.25) at which they are tendering shares or (2) “Shares Tendered at Price Determined Pursuant to the Tender Offer” in the Letter of Transmittal that they will accept the Purchase Price determined by us in accordance with the terms of the tender offer. Only one box under (1) or (2) may be checked. If more than one box is checked, or if no box is checked, you will be deemed to have not properly tendered your shares

If tendering stockholders wish to maximize the chance that we will purchase their shares, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer.” Note that this election will mean that tendered shares will be deemed to be tendered at the minimum price of $27.00 per share. Tendering stockholders who make this election should understand that this election may lower the Purchase Price and could result in their shares being purchased at the minimum price of $27.00 per share.

A stockholder who desires to tender shares at more than one price must complete a separate Letter of Transmittal for the different shares and different prices at which such stockholder is tendering shares. In no event may a stockholder tender the same shares at more than one price (unless the shares are first properly withdrawn previously in accordance with Section 4).

STOCKHOLDERS WHO HOLD SHARES THROUGH BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR OTHER NOMINEES ARE URGED TO CONSULT THEIR BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR OTHER NOMINEES AS IT IS LIKELY THAT—FOR ADMINISTRATIVE REASONS—SUCH NOMINEES HAVE AN EARLIER DEADLINE FOR YOU TO ACT TO INSTRUCT THEM TO ACCEPT THE TENDER OFFER ON YOUR BEHALF SO THAT THEY CAN MEET THE ABOVE REQUIREMENTS ON A TIMELY BASIS. IN ADDITION, YOU MAY WISH TO DETERMINE WHETHER TRANSACTION COSTS ARE APPLICABLE IF YOU TENDER SHARES THROUGH A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE.

Odd lot holders who tender all their shares also must complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to odd lot holders as set forth in Section 1.

Book-Entry Delivery. The Depositary has established an account with respect to the shares at The Depository Trust Company (referred to as the “DTC” or the “Book-Entry Transfer Facility”) for purposes of the tender offer, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make delivery of shares by causing the Book-Entry Transfer Facility to transfer such shares into the Depositary’s account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of shares may be effected through book-entry transfer, a properly completed and duly executed Letter of Transmittal together with any required signature guarantees or an Agent’s Message and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Time, which is 12:00 midnight, New York City time, at the end of the day on February 24, 2023 (unless the tender offer is extended or terminated), or the guaranteed delivery procedures described below must be complied with. Delivery of the Letter of Transmittal and any other required documents to the Company or the Information Agent or any of the Dealer Managers or Book-Entry Transfer Facility does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the book-entry confirmation, stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant tendering shares through the Book-Entry Transfer Facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

Method of Delivery. The method of delivery of all documents, including share certificates, is at the election and risk of the tendering stockholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. Shares will be deemed delivered only when actually received by the Depositary (including in the case of a book-entry transfer, by book-entry confirmation). In all cases, sufficient time should be allowed to ensure timely delivery.

Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loans associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program (an “Eligible Institution”). No signature guarantee is required if either: (a) the Letter of Transmittal is signed by the registered holder of the shares exactly as the name of the registered holder appears on the certificate(s) for the shares tendered with this Letter of Transmittal or (b) in the case of book-entry shares, on the records of the Depositary, and payment and delivery are to be made directly to such registered holder and such registered holder has not completed the box entitled “Special Payment Instructions”. If a share certificate is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made to a person other than the registered holder, then the share certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

Guaranteed Delivery. If a stockholder desires to tender shares pursuant to the tender offer and cannot deliver such shares and all other required documents to the Depositary by the Expiration Time or such stockholder cannot complete the procedure for delivery by book-entry on a timely basis, such shares may nevertheless be tendered if all of the following conditions are met:

●	such tender is made by or through an Eligible Institution;

●	a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by us is received by the Depositary (as provided below) by the end of the day at the Expiration Time; and

●	a confirmation of a book-entry transfer of such shares into the Depositary’s account at the Book-Entry Transfer Facility (or any certificates for such shares), together with a properly completed and duly executed Letter of Transmittal with any required signature guarantee or an Agent’s Message and any other documents required by the Letter of Transmittal, are received by the Depositary within two NASDAQ trading days after the date of execution of the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by email or overnight mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

U.S. Federal Backup Withholding. To prevent the potential imposition of U.S. federal backup withholding (currently, at a rate of 24%) on the gross proceeds payable to a tendering beneficial owner pursuant to the tender offer, prior to receiving such payments, each beneficial owner must submit to the Depositary (or other applicable withholding agent) a correct, properly completed and executed IRS Form W-9 (“Form W-9”) in the case of a U.S. Holder (as defined in Section 13), or IRS Form W-8BEN or IRS Form W-8BEN-E (“Form W-8BEN”), IRS Form W-8IMY, together with any applicable attachments (“Form W-8IMY”), IRS Form W-8ECI (“Form W-8ECI”) or other applicable IRS Form W-8 in the case of a Non-U.S. Holder (as defined in Section 13), or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against the beneficial owner’s U.S. federal income tax liability, if any, and may entitle the beneficial owner to a refund, so long as the required information is timely furnished to the IRS. Stockholders should consult their own tax advisors regarding the application of backup withholding in their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding.

U.S. Federal Withholding for Non-U.S. Holders. As described in Section 13, the U.S. federal income tax treatment of the receipt of cash in exchange for shares pursuant to the tender offer will depend upon facts that are unique to each Non-U.S. Holder (as defined in Section 13). Accordingly, a Non-U.S. Holder should expect that a withholding agent generally will withhold U.S. federal withholding tax from the gross proceeds payable to a tendering Non-U.S. Holder pursuant to the tender offer at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty), unless an exemption from withholding is applicable because such gross proceeds are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required pursuant to an applicable income tax treaty, are attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States) and such exemption is properly established. In order to claim a reduction in the rate of, or an exemption from, such withholding tax, a Non-U.S. Holder must deliver to the applicable withholding agent a correct, properly completed and executed Form W-8BEN (with respect to income tax treaty benefits) or Form W-8ECI (with respect to amounts effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States) claiming such reduced rate or exemption. A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any such tax withheld (i) if such Non-U.S. Holder meets the “complete termination,” the “substantially disproportionate” or the “not essentially equivalent to a dividend” test under Section 302 of the Internal Revenue Code of 1986, as amended (the “Code”), described in Section 13 or (ii) if such Non-U.S. Holder is otherwise able to establish that no or a reduced amount of tax is due. Non-U.S. Holders should consult their own tax advisors regarding the particular tax consequences to them of selling shares pursuant to the tender offer, including the application of the 30% U.S. federal withholding tax, their potential eligibility for a reduced rate of, or exemption from, such withholding tax, and their potential eligibility for, and procedures for claiming, a refund of any such withholding tax.

Tender Constitutes an Agreement. The tender of shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the tender offer and an agreement between the tendering stockholder and us upon the terms and subject to the conditions of the tender offer, which agreement will be governed by, and construed in accordance with, the laws of the State of New York. In addition, the tender of shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s representation and warranty to us that: (1) the stockholder has a “net long position” in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 promulgated by the Commission under the Exchange Act; (2) the tender of shares complies with Rule 14e-4 under the Exchange Act; (3) the tendered shares are not currently subject to any contractual or other restriction; and (4) the stockholder has the full power and authority to tender and assign the shares tendered, as specified in the Letter of Transmittal.

It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender shares for his or her own account unless the person so tendering (i) has a net long position equal to or greater than the number of (x) shares tendered or (y) other securities immediately convertible into, or exercisable or exchangeable for, the number of shares tendered and will acquire such shares for tender by conversion, exercise or exchange of such other securities and (ii) will cause such shares to be delivered in accordance with the terms of the tender offer. Rule 14e-4 under the Exchange Act provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine all questions as to the Purchase Price, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of shares. We reserve the right to reject any or all tenders of shares determined by us not to be in proper form, or the acceptance of which or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect or irregularity in any tender of particular shares (without waiving such defect or irregularity with respect to any other shares). No tender of shares will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as we shall determine. None of the Company, the Dealer Managers, the Information Agent, the Depositary, any of their respective affiliates or any other person is or will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification.

Return of Unpurchased Shares. If any properly tendered shares are not purchased pursuant to the tender offer or are properly withdrawn before the Expiration Time, or if less than all shares evidenced by a stockholder’s certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the tender offer or the proper withdrawal of the shares, as applicable, or, in the case of shares properly tendered by book-entry transfer at the Book-Entry Transfer Facility, the shares will be credited to the appropriate account maintained by the tendering stockholder at the Book-Entry Transfer Facility, in each case without expense to the stockholder.

Lost, Stolen, Destroyed or Mutilated Certificates. Stockholders whose certificate or certificates for part or all of their shares that have been lost, stolen, destroyed or mutilated may contact Computershare Trust Company, N.A., as Transfer Agent for our shares, at (888) 581-9372. The replacement certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond may be required to be posted by the stockholder to secure against the risk that the certificate or certificates may be subsequently recirculated. Stockholders are urged to contact the Transfer Agent immediately in order to permit timely processing of this documentation and to determine if the posting of a bond is required.

CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL OR FACSIMILE THEREOF, OR AN AGENT’S MESSAGE, AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO US OR THE DEALER MANAGERS OR INFORMATION AGENT. ANY SUCH DOCUMENTS DELIVERED TO US OR THE DEALER MANAGERS OR INFORMATION AGENT WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

4.	Withdrawal Rights.

Tenders of shares made pursuant to the tender offer may be withdrawn at any time prior to the Expiration Time. Thereafter, such tenders are irrevocable, except that they may be withdrawn after 12:00 midnight, New York City time, at the end of the day on February 24, 2023, the 20th business day after the commencement of the tender offer, or any later time and date to which the tender offer may be extended, unless theretofore accepted for payment as provided in this Offer to Purchase. If we extend the period of time during which the tender offer is open, are delayed in accepting for payment or paying for shares or are unable to accept for payment or pay for shares pursuant to the tender offer for any reason, then, without prejudice to our rights under the tender offer, the Depositary may, on our behalf, retain all shares tendered, and such shares may not be withdrawn except as otherwise provided in this Section 4, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the tender offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the tender offer.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must:

●	be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; and

●	specify the name of the person who tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares, if different from that of the person who tendered such shares.

If the shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of shares tendered by an Eligible Institution) must be submitted prior to the release of such shares. In addition, such notice must specify, in the case of shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the shares to be withdrawn or, in the case of shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares.

Withdrawals may not be rescinded, and shares withdrawn will thereafter be deemed not properly tendered for purposes of the tender offer. However, withdrawn shares may be retendered by following one of the procedures described in Section 3 at any time prior to the Expiration Time. We will determine all questions as to the form and validity (including time of receipt) of any notice of withdrawal. We also reserve the right to waive any defect or irregularity in the withdrawal of shares by any stockholder. None of the Company, the Dealer Managers, the Information Agent, the Depositary, any of their respective affiliates or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

5.	Purchase of Shares and Payment of Purchase Price.

On the terms and subject to the conditions of the tender offer, promptly following the Expiration Time, we will (1) determine the Purchase Price we will pay for shares properly tendered and not properly withdrawn prior to the Expiration Time, taking into account the number of shares so tendered and the prices specified by tendering stockholders and (2) accept for payment and pay an aggregate Purchase Price of up to $250,000,000 (or such greater amount as we may elect to purchase, subject to applicable law) for shares that are properly tendered at prices at or below the Purchase Price and not properly withdrawn prior to the Expiration Time. For purposes of the tender offer, we will be deemed to have accepted for payment, subject to the “odd lot” priority, proration and conditional tender provisions of the tender offer, shares that are properly tendered at or below the Purchase Price and not properly withdrawn, only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the tender offer.

Upon the terms and subject to the conditions of the tender offer, we will accept for payment and, promptly after the Expiration Time, pay the Purchase Price per share for all of the shares accepted for payment pursuant to the tender offer. In all cases, payment for shares tendered and accepted for payment pursuant to the tender offer will be made promptly, taking into account any time necessary to determine any proration, but only after timely receipt by the Depositary of (1) certificates for shares, or a timely book-entry confirmation of the deposit of shares into the Depositary’s account at DTC, (2) a validly completed and duly executed Letter of Transmittal including any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message, and (3) any other required documents.

For purposes of the tender offer, we will be deemed to have accepted for payment and therefore purchased shares that are properly tendered at or below the Purchase Price and not properly withdrawn, subject to the “odd lot” priority, proration and conditional tender provisions of the tender offer, only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the tender offer. We will pay for shares purchased under the tender offer by depositing the aggregate purchase price for such shares with the Depositary, which will act as agent for the purpose of receiving payment from us and transmitting payment to the tendering stockholders. See the Letter of Transmittal. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE BE PAID BY US REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the Expiration Time. The preliminary results of any proration will be announced by press release promptly after the Expiration Time. Certificates for all shares tendered and not purchased, including all shares not purchased due to proration, will be returned to the tendering stockholder, or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant therein who so delivered the shares, at our expense, promptly after the Expiration Time or termination of the tender offer. In addition, if certain events occur, we may not be obligated to purchase shares under the tender offer. See Section 7.

Except as otherwise provided in this Section 5 and the Letter of Transmittal, we will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the tender offer. If, however, payment of proceeds in respect of any shares purchased is to be made to, or shares not tendered or not purchased are to be returned in the name of, any person other than the registered holder(s), or if tendered shares are registered in the name of any person other than the person(s) signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder(s), such other person or otherwise), payable on account of the transfer to such other person will be deducted from the proceeds payable by us unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted prior to such payment. See the Letter of Transmittal. For the avoidance of doubt, the Company will pay any U.S. federal excise tax that may arise in connection with the tender offer.

ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO PROPERLY COMPLETE, EXECUTE AND DELIVER A FORM W-9 (INCLUDED WITH THE LETTER OF TRANSMITTAL) OR AN APPLICABLE FORM W-8 MAY BE SUBJECT TO U.S. FEDERAL BACKUP WITHHOLDING ON THE GROSS PROCEEDS PAID PURSUANT TO THE TENDER OFFER. IN ADDITION, NON-U.S. HOLDERS (AS DEFINED IN SECTION 13) MAY BE SUBJECT TO U.S. FEDERAL WITHHOLDING TAX AT A RATE OF 30% ON THE GROSS PROCEEDS PAID PURSUANT TO THE TENDER OFFER. SEE SECTION 3 AND SECTION 13.

6.	Conditional Tender of Shares.

Subject to the exception for holders of odd lots, in the event of an oversubscription of the tender offer, shares tendered prior to the Expiration Time will be subject to proration. See Section 1. As discussed in Section 13, the number of shares to be purchased from a particular stockholder may affect the U.S. federal income tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. Accordingly, a stockholder may tender shares subject to the condition that a specified minimum number of the stockholder’s shares tendered pursuant to a Letter of Transmittal must be purchased if any shares tendered are purchased. Any stockholder wishing to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal and indicate the minimum number of shares that must be purchased if any are to be purchased. We urge each stockholder to consult with his, her or its own financial and tax advisors. No assurances can be provided that a conditional tender will achieve the intended U.S. federal income tax result for any tendering stockholder.

After the Expiration Time, if the number of shares properly tendered and not properly withdrawn pursuant to the tender offer at a price equal to or less than the Purchase Price and pursuant to the “Shares Tendered at Price Determined Pursuant to the Tender Offer” alternative would result in an aggregate purchase price of more than $250,000,000, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage, after taking into account the priority given to tenders of odd lots, based upon all shares properly tendered, conditionally or unconditionally, and not properly withdrawn. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any stockholder tendered pursuant to a Letter of Transmittal below the minimum number specified, the shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a stockholder subject to a conditional tender and that are withdrawn as a result of proration will be returned at our expense to the tendering stockholder.

After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If the withdrawal of conditional tenders would cause the total number of shares to be purchased to fall below an aggregate purchase price of $250,000,000, then, to the extent feasible, we will select enough of the shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular stockholder as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares. We note that if shares having an aggregate purchase price of more than $250,000,000 are tendered in the tender offer at or below the Purchase Price and not properly withdrawn, we reserve the right to accept for purchase at the Purchase Price pursuant to the tender offer up to an additional 2% of our outstanding shares without extending the tender offer.

7.	Conditions of the Tender Offer.

Notwithstanding any other provision of the tender offer, we will not be required to accept for payment or pay for any shares tendered, and may terminate or amend the tender offer or may postpone the acceptance for payment of, and the payment for, shares tendered, subject to the requirements of the Exchange Act for prompt payment for or return of shares, if at any time on or after the date of this Offer to Purchase and before the Expiration Time any of the following events shall have occurred or are reasonably determined by us to have occurred, that, in the reasonable judgment of our board of directors, makes it inadvisable to proceed with the tender offer or with acceptance for payment or payment:

(1)       there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (i) challenges the making of the tender offer or the acquisition of some or all of the shares pursuant to the tender offer or otherwise relates in any manner to the tender offer or (ii) in our reasonable judgment, could materially and adversely affect our and our subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or otherwise materially impairs in any way the contemplated future conduct of the business of us and our subsidiaries, taken as a whole, or materially impairs our ability to purchase the shares in the tender offer;

(2)       there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the tender offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or is reasonably likely to directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restricts or prohibits completion of the tender offer, (ii) delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the shares or (iii) materially and adversely affect our and our subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or otherwise materially impairs in any way the contemplated future conduct of the business of us and our subsidiaries;

(3)       there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) on or after January 26, 2023, the last trading day prior to the commencement of the tender offer, the commencement or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, including, but not limited to, any outbreak of a pandemic or contagious disease (including the COVID-19 pandemic, to the extent that there is any material adverse development related thereto on or after January 27, 2023 which in our reasonable judgment makes it inadvisable for us to proceed with the tender offer) or an act of terrorism, directly or indirectly involving the United States, (iv) any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our and our subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or (v) in the case of any of the foregoing existing at the time of the commencement of the tender offer, a material acceleration or worsening thereof;

(4)       there shall have been a decrease of more than 10% in the market price for the Company’s shares or in the Dow Jones Industrial Average, the New York Stock Exchange Index, the NASDAQ Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on January 26, 2023;

(5)       a tender or exchange offer for any or all of the shares, or any merger, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, has been proposed, announced or made by any person or has been publicly disclosed or we have entered into any definitive agreement or an agreement in principle with any person with respect to any merger, acquisition, business combination or other similar transaction since January 26, 2023, other than in the ordinary course of business (in each case other than the tender offer);

(6)       the consummation of the tender offer and the purchase of shares shall cause the shares to cease to be traded on or listed on the NASDAQ or otherwise cause the shares to be deregistered under the Exchange Act;

(7)       we shall have learned that any person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act) has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G, or an amendment thereto, filed with the Commission on or before January 26, 2023);

(8)       a person or group who has filed a Schedule 13D, other than any person eligible to file a Schedule 13G, with the Commission on or before January 26, 2023, has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right or otherwise (other than solely as a result of the tender offer made hereby), beneficial ownership of an additional 1% or more of the outstanding shares; or

(9)       a person or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of the shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities.

If any of the conditions referred to above is not satisfied, we may:

(1)       terminate the tender offer and return all tendered shares to the tendering stockholders;

(2)       extend the tender offer and, subject to withdrawal rights as set forth in Section 4, retain all of the tendered shares until the expiration of the tender offer as so extended;

(3)       waive the condition and, subject to any requirement to extend the period of time during which the tender offer is open, purchase all of the shares properly tendered and not properly withdrawn prior to the Expiration Time; or

(4)       delay acceptance for payment or payment for shares, subject to applicable law, until satisfaction or waiver of the conditions to the tender offer.

Each of the conditions referred to above is for our sole benefit and may be asserted or waived by us, in whole or in part, prior to the Expiration Time. Any determination by us concerning the satisfaction of the conditions described above will be final and binding on all parties, except as finally determined in a subsequent judicial proceeding if our determinations are challenged by stockholders. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time prior to the Expiration Time. However, once the tender offer has expired, then all of the conditions to the tender offer must have been satisfied or waived. In certain circumstances, if we waive any of the conditions described above or otherwise elect to proceed with the tender offer despite any such conditions not being satisfied, then we may be required to extend the tender offer. Our right to terminate or amend the tender offer or to postpone the acceptance for payment of, or the purchase of and the payment for shares tendered if any of the above listed events occur (or shall have been reasonably determined by us to have occurred) at any time at or prior to the Expiration Time shall not be affected by any subsequent event, regardless of whether such subsequent event otherwise would have resulted in the event having been “cured” or ceasing to exist.

8.	Price Range of Shares; Dividends.

The shares are listed and traded on the NASDAQ under the trading symbol “AVTA.” The following table sets forth, for each of the periods indicated, the high and low sales prices of the shares as reported on the NASDAQ.

	Market Price
	High	Low
2021
First Quarter	$18.41	$14.75
Second Quarter	18.83	14.21
Third Quarter	17.61	14.51
Fourth Quarter	18.52	15.40
2022
First Quarter	$20.60	$15.10
Second Quarter	21.40	15.69
Third Quarter	23.36	16.89
Fourth Quarter	27.50	17.94
2023
Quarter (through January 26, 2023)	$27.75	$25.14

On January 26, 2023, the last trading day prior to the commencement by the Company of the tender offer, the last reported sale price of the shares on the NASDAQ was $27.19 per share. We urge stockholders to obtain current market quotations for the shares before deciding whether to tender their shares and at what price.

Dividends. We do not currently pay regular cash dividends on our common stock, and we have no current plans to pay cash dividends on our common stock.

9.	Source and Amount of Funds.

Assuming the tender offer is fully subscribed, we expect that the aggregate cost of the purchases, including all fees and expenses related to the tender offer, will be approximately $251,750,000. The Company expects to fund the tender offer with cash on hand (using proceeds from the TaxAct sale) and borrowings under its delayed draw term loan facility pursuant to an amended and restated credit agreement between the Company, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and each lender party thereto (the “Amended and Restated Credit Agreement”).

The Amended and Restated Credit Agreement provides for a delayed draw term loan facility up to a maximum principal amount of $270,000,000 (the “Delayed Draw Term Loan Facility”) and a revolving credit facility with a commitment amount of $50,000,000. The obligations of the Company under the Amended and Restated Credit Agreement and the other loan documents delivered in connection therewith are secured by a first-priority security interest in substantially all of the existing and future personal property of the Company and certain of its subsidiaries. Subject to customary reference rate availability provisions, the borrowings under the Amended and Restated Credit Agreement will bear interest at a rate per annum equal to (i) the Term SOFR Rate (as defined in the Amended and Restated Credit Agreement, and which includes a 0.10% credit spread adjustment) plus a margin ranging from 2.25% to 2.75%, or (ii) a base rate based on the highest of the Wall Street Journal prime rate, the federal funds rate plus 0.50% and the Term SOFR (as defined in the Amended and Restated Credit Agreement, and which includes a 0.10% credit spread adjustment) rate plus 1.00%, in each case plus a margin ranging from 1.25% to 1.75%.

10.	Certain Information Concerning Us.

General. With the completion of the TaxAct sale referenced below, we are now a pure-play wealth management company, focusing on providing tax-focused wealth management solutions for Financial Professionals, tax professionals and CPA firms. We have two distinct, but related, models within our business: the independent Financial Professional model and the employee-based model. We refer to our independent Financial Professional model as Avantax Wealth Management® and our employee-based model as Avantax Planning PartnersSM. In connection with the TaxAct sale, we changed our name to “Avantax, Inc.” effective as of January 26, 2023.

Avantax Wealth Management provides tax-focused wealth management solutions for financial professionals, tax professionals, certified public accounting (“CPA”) firms and their clients. Avantax Wealth Management offers its services through its registered broker-dealer, RIA and insurance agency subsidiaries and is a leading U.S. tax-focused independent broker-dealer. Avantax Wealth Management works with a nationwide network of financial professionals who operate as independent contractors. Avantax Wealth Management provides these financial professionals with an integrated platform of technical, practice, compliance, operations, sales and product support tools that enable these financial professionals to offer tax-advantaged planning, investing and wealth management services to their clients.

Avantax Planning Partners is an in-house/employee-based RIA, insurance agency, and wealth management business that partners with CPA firms in order to provide their consumer and small business clients with holistic financial planning and advisory services, as well as retirement plan solutions through Avantax Retirement Plan Services. Avantax Planning Partners formerly operated as Honkamp Krueger Financial Services, Inc., which we acquired in July 2020 and subsequently rebranded in order to create tighter brand alignment through one common and recognizable brand.

Avantax Wealth Management and Avantax Planning Partners primarily generate revenue through securities and insurance commissions, quarterly investment advisory fees based on advisory assets, product marketing service agreements, retirement plan servicing fees and other agreements and fees.

On December 19, 2022, we completed the sale of our tax software business (the “TaxAct sale”) to Franklin Cedar Bidco, LLC, a Delaware limited liability and an affiliate of Cinven, in accordance with that certain Stock Purchase Agreement dated as of October 31, 2022 (the “Purchase Agreement”), for an aggregate purchase price of $720 million in cash, subject to customary purchase price adjustments. For further information, you are directed to the full text of the Purchase Agreement, a copy of which was filed as Exhibit 2.1 to the Current Report on Form 8-K filed by the Company with the Commission on November 1, 2022 and which is incorporated herein by reference.

Our corporate headquarters and principal executive offices are located at 3200 Olympus Boulevard, Suite 100, Dallas, Texas 75019. Our telephone number at that address is (972) 870-6400. Our internet address is www.avantax.com. Information on, or accessible through, our website is not part of this Offer to Purchase and should not be considered incorporated by reference.

Additional Information About Us. We are subject to the information requirements of the Exchange Act, and in accordance therewith, we file periodic reports, proxy statements and other information relating to our business, financial condition and other matters. We are required to disclose in such proxy statements certain information, as of particular dates, concerning our directors and executive officers, their compensation, the principal holders of our securities and any material interest of such persons in transactions with us. Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the Commission a Tender Offer Statement on Schedule TO, which includes additional information with respect to the tender offer. Such material and other information may be viewed on the Commission’s website, www.sec.gov.

Incorporation by Reference. The SEC allows us to “incorporate by reference” information in this Offer to Purchase, which means that we can disclose important information to you by referring to those documents we file with the SEC. Any information incorporated this way is considered to be part of this Offer to Purchase, and any information that we file later with the SEC will automatically update and, in some cases, supersede the information herein. We hereby “incorporate by reference” the documents listed below (other than, in each case, documents or information deemed to be furnished and not filed in accordance with SEC rules).

Commission Filings	Date Filed
Annual Report on Form 10-K (including those portions of our definitive Proxy Statement on Schedule 14A, filed on March 18, 2022 that are incorporated by reference into Part III of such Annual Report on Form 10-K)	February 25, 2022
Quarterly Reports on Form 10-Q	May 3, 2022, August 8, 2022 and November 1, 2022
Current Reports on Form 8-K	March 14, 2022, April 27, 2022, August 18, 2022, November 1, 2022 (dated October 31, 2022), December 19, 2022, December 22, 2022, January 23, 2023, January 24, 2023, January 25, 2023 and January 26, 2023

These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and proxy materials.

You can obtain the documents described under “Additional Information About Us” and any of the documents incorporated by reference in this Offer to Purchase from the Commission’s website at www.sec.gov. You also can obtain the documents described under “Additional Information About Us” and documents incorporated by reference in this Offer to Purchase, without charge, by requesting them in writing or by telephone from us at 3200 Olympus Boulevard, Suite 100, Dallas, Texas 75019, Attention: Investor Relations. Please be sure to include your complete name and address in the request. If you request any incorporated documents, we will mail them by first class mail, or another equally prompt means, promptly after we receive the request.

11.	Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

As of January 24, 2023, we had 48,144,494 shares of common stock outstanding. Our directors and executive officers as a group beneficially owned an aggregate of 1,294,815 shares of our common stock, representing approximately 2.69% of our outstanding shares as of January 24, 2023. Our directors and executive officers have informed us that they do not intend to participate in the tender offer. To our knowledge, none of our affiliates intend to tender any shares in the tender offer; however, there can be no assurance that such intent will not change prior to the termination of the tender offer.

Beneficial Ownership of Directors and Executive Officers.

The following table shows, as of January 24, 2023, information regarding the beneficial ownership of shares by (i) each of our executive officers; (ii) each director; and (iii) all current directors and executive officers as a group. Assuming we purchase 9,259,259 shares and that our directors and executive officers do not tender any shares pursuant to the tender offer, then, after the tender offer, our directors and executive officers as a group will beneficially own approximately 3.33% of our outstanding shares. The percentages outstanding are based on 48,144,494 shares of common stock outstanding as of January 24, 2023. Except as otherwise set forth below, the address of each of the persons listed below is c/o Avantax, Inc., 3200 Olympus Boulevard, Suite 100, Dallas, Texas 75019.

Name	Total Shares Beneficially Owned (1)	Percent of Class (1)
Steven Aldrich	16,476	*
Tabitha T. Bailey	4,418	*
Mark A. Ernst	95,311 (2)	*
E. Carol Hayles	6,692	*
Kanayalal A. Kotecha	8,539	*
J. Richard Leaman III	3,539	*
Todd C. Mackay	210,885
Marc Mehlman	107,409 (3)	*
Tina Perry	15,581	*
Georganne C. Proctor	13,733	*
Karthik Rao	23,996	*
Jana R. Schreuder	29,323	*
Christopher W. Walters	686,864	1.43%
Mary S. Zappone	72,049	*
All directors and executive officers as a group (14 persons)	1,294,815	2.69%

* Less than 1%.

(1)	The beneficial ownership set forth in the table is determined in accordance with the rules of the U.S. Securities and Exchange Commission. The percentage of beneficial ownership is based on 48,144,494 shares of Company common stock outstanding as of January 24, 2023.

(2)	This includes 14,000 shares of Company common stock held by Bellevue Capital LLC. Mr. Ernst is the managing partner of Bellevue Capital LLC.

(3)	This includes 2,025 shares of Company common stock held by Mr. Mehlman’s spouse.

Stockholders Beneficially Owning More Than 5%.

The following table shows, as of January 24, 2023, the number of shares beneficially owned by the persons known to the Company to own beneficially more than 5% of the outstanding shares. It is based on information indicated in the footnotes to the table below.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class (a)
Blackrock, Inc. 55 East 52nd Street New York, New York 10055	7,569,360 (b)	15.72%
The Vanguard Group 100 Vanguard Blvd. Malvern, Pennsylvania 19355	5,006,159 (c)	10.40%
Van Berkom & Associates Inc. 1130 Sherbrooke Street West Suite 1005 Montreal, Quebec H3A 2M8	3,932,294 (d)	8.17%
Dimensional Fund Advisors LP 6300 Bee Cave Road Building One Austin, Texas 78746	2,655,856 (e)	5.52%

(a)	Based on 48,144,494 shares of common stock outstanding as of January 24, 2023.

(b)	Based on information contained in a Schedule 13G/A filed with the SEC on January 26, 2023, by BlackRock, Inc. BlackRock, Inc. reported it had sole voting power as to 7,508,179 shares and sole dispositive power as to 7,569,360 shares.

(c)	Based on information contained in a Schedule 13G/A filed with the SEC on February 9, 2022, by The Vanguard Group (“Vanguard”). Vanguard reported it had sole voting power as to 0 shares, shared voting power as to 62,627 shares, sole dispositive power as to 4,906,336 shares and shared dispositive power as 99,823 shares.

(d)	Based on information contained in a Schedule 13G/A filed with the SEC on February 11, 2022, by Van Berkom & Associates Inc. Van Berkom & Associates Inc. reported it had sole voting power as to 3,932,294 shares and sole dispositive power as to 3,932,294 shares.

(e)	Based on information contained in a Schedule 13G/A filed with the SEC on February 8, 2022, by Dimensional Fund Advisors LP and its subsidiaries (“Dimensional”). Dimensional is an investment adviser/manager to certain funds and as investment adviser/manager, Dimensional possesses investment and/or voting power of the securities of the funds and may be deemed to be the beneficial owner of the shares held by the funds. Dimensional disclaims beneficial ownership of the shares held by the funds. Dimensional reported it had sole voting power as to 2,624,728 shares and sole dispositive power as to 2,655,856 shares.

Transactions with Executive Officers, Directors and Other Related Persons.

Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, none of our directors, executive officers, affiliates or subsidiaries, nor, to the best of our knowledge, any person controlling the Company or any executive officer or director of any such controlling entity or of our subsidiaries, has effected any transactions involving the shares during the 60 days prior to the date hereof, except that:

(i)	On January 3, 2023, Tabitha Bailey, Chief Legal Officer and Secretary of the Company, was granted 3,798 RSUs at $0 per share that will vest and be cash settled equally over a three-year period on each anniversary date of the grant date.

(ii)	On January 3, 2023, Christopher W. Walters, Chief Executive Officer of the Company, was granted (x) 39,463 RSUs at $0 per share that will vest equally over a three-year period on each anniversary of the grant date and (y) a non-qualified stock option representing the right to acquire 102,604 shares at an exercise price of $25.34 per share, which vests according to the following schedule: one-third vests on January 3, 2024, an additional one-third vests on January 3, 2025 and the remaining one-third vests on January 3, 2026, such that the option will be fully vested on January 3, 2026. On January 3, 2023, 4,911 shares, at $25.34 per share, and on January 4, 2023, 14,614 shares, at $25.72 per share, were withheld by the Company to pay taxes in connection with the vesting of RSUs, the timing and amount of which were determined by the terms of the applicable RSU award and were not within the control of Mr. Walters;

(iii)	On January 3, 2023, Marc Mehlman, Chief Financial Officer of the Company, was granted 19,731 RSUs at $0 per share that will vest equally over a three-year period on each anniversary of the grant date. On January 3, 2023, 2,616 shares, at $25.34 per share, and on January 4, 2023, 1,514 shares, at $25.72 per share, were withheld by the Company to pay taxes in connection with the vesting of RSUs, the timing and amount of which were determined by the terms of the applicable RSU award and were not within the control of Mr. Mehlman;

(iv)	On January 3, 2023, Todd C. Mackay, President of Wealth Management of the Company, was granted 22,908 RSUs at $0 per share that will vest equally over a three-year period on each anniversary of the grant date. On January 3, 2023, 3,374 shares, at $23.54 per share, on January 4, 2023, 2,568 shares, at $25.72 per share, and on January 9, 2023, 1,374 shares, at $26.26 per share, were withheld by the Company to pay taxes in connection with the vesting of RSUs, the timing and amount of which were determined by the terms of the applicable RSU award and were not within the control of Mr. Mackay;

(v)	On January 3, 2023, 2,843 shares, at $25.34 per share, on January 4, 2023, 3,536 shares, at $25.72 per share, and on January 9, 2023, 1,247 shares, at $26.26 per share, were withheld by the Company to pay taxes in connection with the vesting of RSUs held by Ann J. Bruder, our former Chief Legal Officer and Secretary of the Company, the timing and amount of which were determined by the terms of the applicable RSU award and were not within the control of Ms. Bruder; and

(vi)	On November 17, 2022, 5,000 shares were purchased by Kanayalal A. Kotecha, a member of our board of directors, in the public market at $23.73 per share.

Share Repurchase Authorization

In December 2021, our board of directors authorized the Company to repurchase an additional $28.3 million of our shares under our stock repurchase plan, bringing the total authorized repurchases under the stock repurchase plan back up to $100.0 million. In November 2022, our board of directors replaced the December 2021 repurchase plan with an authorization to repurchase up to $200.0 million of shares. Through January 25, 2023, we repurchased 428,192 shares under our November 2022 share repurchase authorization for approximately $11.6 million (excluding commissions) at an average cost of approximately $27.18 per share. As of January 25, 2023, we had a total of approximately $189.6 million available for additional share repurchases under our November 2022 repurchase authorization.

Equity Compensation Plans

In 2022 and through January 26, 2023, our executive officers received all long-term incentive compensation in the form of equity compensation comprised of a varying mix of time-based and performance-based restricted stock units (“RSUs”), except for our Chief Executive Officer, who received stock option awards in addition to time-based and performance-based RSUs.

The terms of individual agreements vary, but under our current stock-based award agreements, accelerated vesting of stock-based awards is generally triggered by a termination of the holder’s employment due to death, Disability or Retirement (each as defined in the applicable award agreement). In addition, the award agreements for performance-based RSUs granted in 2021 and 2022 provide for the portions of such awards that are subject to Adjusted EBITDA (as defined in the applicable award agreements) performance goals to vest at the target level upon a Change of Control (as defined in the applicable award agreements).

Our 2016 Employee Stock Purchase Plan (“ESPP”) permits eligible employees, including each of our executive officers, to contribute up to 15% of their base earnings toward the twice-yearly purchase of our common stock, subject to an annual maximum dollar amount. The purchase price is the lesser of 85% of the fair market value of common stock on the first day or on the last day of an offering period.

Executive Severance Plan

Effective January 17, 2021, the Compensation Committee adopted the Blucora, Inc. Executive Change of Control Severance Plan (the “Executive Severance Plan”) in order to bring our change of control practices in line with market practices for certain of our executives, including Messrs. Walters, Mehlman and Mackay and, anticipated to be effective on or around February 3, 2023, Ms. Bailey. The Compensation Committee believes the Executive Severance Plan helps promote management independence and helps retain and focus the executive officers in the event of a change of control.

A fundamental feature of the Executive Severance Plan is that severance benefits are payable only upon a “double trigger.” This means that severance benefits are triggered only when an eligible executive is involuntary terminated (other than for Cause (as defined in the Executive Severance Plan), death or disability), or terminates his or her own employment for “good reason” (which may arise from a material reduction in duties, authority or responsibilities or reporting relationship, a reduction in base salary, target annual cash bonus opportunity or employee benefits, an increase in the executive’s commute to his or her current principal work location of more than 25 miles without consent or a failure of the Company to assign the plan to a successor), in each case, within 24 months following a Change of Control (as defined in the Executive Severance Plan) or within two months prior to, and in connection with, a Change of Control that is ultimately consummated (a “Qualifying Termination”).

The Executive Severance Plan provides that, upon a Qualifying Termination (or if later, the Change of Control), a participant’s outstanding equity awards will fully vest, all performance conditions (if any) will be deemed satisfied at the greater of actual achievement of the performance conditions or the target performance level, all restrictions on any such outstanding equity awards will lapse and any outstanding stock options will remain exercisable until the later of the first anniversary of the Qualifying Termination and the original expiration date applicable to such options.

Employment Agreements

The Company has entered into employment agreements with each of our executive officers, which include specific terms regarding severance payments and other benefits, if any, due to the executive in the event of a termination of his or her employment due to death or Disability, without Cause, resignation for Good Reason or Constructive Termination (each as defined in the applicable employment agreement).

The Company has entered into negotiations with Mr. Walters to extend the term of his employment agreement.

Other than as previously disclosed, the Company has no plans to change any material term of the employment contract of any executive officer.

Executive Officer Stock Ownership Guidelines

Our current stock ownership guidelines reflect our board of directors’ belief in the importance of aligning the economic interests of stockholders and management. Under the terms of these guidelines, our executive officers are expected to acquire and hold shares of our common stock equal in market value to the multiple of each of their base salaries set forth below (calculated as of December 31 of each year):

Position	Ownership Requirement
CEO	5x
Other Executive Officers	3x

All individuals who were serving as executive officers on January 1, 2018 were expected to attain the minimum level of ownership by no later than January 1, 2023. Any individual who becomes an executive officer after January 1, 2018 is expected to attain the minimum ownership amount within five years after the date of his or her initial appointment as an executive officer.

Non-Employee Director Compensation

Non-employee director compensation is overseen by the Nominating and Governance Committee and consists of equity grants and annual cash retainers for board of directors, committee and chair service. The combination of cash and equity compensation is intended to provide incentives for non-employee directors to continue to serve on our board of directors, to align the interests of our board of directors and stockholders and to attract new non-employee directors with outstanding qualifications.

Our Nominating and Governance Committee has periodically engaged the Compensation Committee’s independent compensation consultant, Meridian Compensation Partners, LLC (“Meridian”), to review director compensation. The last such review was conducted in May 2022, with Meridian conducting a benchmarking analysis of the Company’s non-employee director compensation program as compared to the same compensation peer group used for executive compensation at the time.

The following table sets forth the annual cash retainers currently in effect:

Group	Annual Retainer Paid to Non-Employee Directors and Committee Members (including Chair of the Board)	Annual Chair Retainer
Board of Directors	$70,000	$60,000
Audit Committee	$10,000	$25,000
Compensation Committee	$9,000	$18,500
Nominating and Governance Committee	$6,250	$13,000

In 2022, we granted the following equity awards to our directors: (i) an initial grant of time-based RSUs to all newly elected or appointed non-employee directors, (ii) an annual grant of time-based RSUs to all non-employee directors, including all newly elected or appointed directors and (iii) an additional annual grant of time-based RSUs to the Chair of the board of directors. The number of RSUs granted was based on a set dollar amount (as shown below), with the specific number of RSUs granted based on the price of our common stock on the date of the grant or, in the case of the 2022 grants, the price of our common stock as of the date of our 2022 annual meeting of stockholders.

The following table sets forth our equity grants made to directors during 2022 (in dollars):

Initial and Annual Equity Awards	$ Value of Award
Initial equity grants to all newly elected or appointed non-employee directors (1)	$150,000
Annual equity grants to all non-employee directors, including newly elected or appointed directors (2)	$145,000
Additional annual equity grant to Chair of the board of directors (2)	$60,000

(1)	Initial equity grants vest in three equal annual installments beginning on the first anniversary of the applicable election or appointment date.

(2)	Annual grants are made on or following the date of the annual meeting of stockholders and vest in full on the earlier of the first anniversary of the grant date or the date of the Company’s next annual meeting of stockholders, provided that the grantee continues to be a member of our board of directors on such date. In the case of a newly appointed director who was not appointed on the date of the annual meeting of stockholders, a pro rata portion of the annual grant amount was awarded based on the date of appointment.

The Company reimburses all directors for expenses incurred in connection with attending meetings or performing their duties as directors. The Company does not provide any perquisites to directors.

Director Stock Ownership Guidelines

Our board of directors has adopted stock ownership guidelines that are applicable to all non-employee directors, and the Nominating and Governance Committee is responsible for administering and applying these guidelines. Our Director Stock Ownership Guidelines require that all non-employee directors acquire and hold shares of our common stock equal in market value to at least five times (5x) the value of the annual retainer paid to non-employee directors (excluding the additional retainers for the Chair of the board of directors, committee members and the chairs of our board of directors’ committees).

Under the Director Stock Ownership Guidelines, the non-employee directors who were members of our board of directors on January 1, 2018 were expected to attain the minimum ownership amount by no later than June 1, 2020. Non-employee directors who joined our board of directors after January 1, 2018 are expected to attain the minimum ownership amount within five years after the date of their initial appointment or election to our board of directors.

Deferral of Board of Directors Annual Retainers and Equity Awards

On January 1, 2019, the Company implemented the Blucora Director Tax-Smart Deferral Plan (as amended and restated, the “Director Deferral Plan”). The Director Deferral Plan is a non-qualified deferred compensation arrangement that allows each of the Company’s non-employee directors to defer a portion of their annual retainers and annual equity awards. Participants may elect to defer at least 5%, and up to 100%, of their annual retainers and at least 20% (rounded to the nearest whole share of common stock), and up to 100%, of their annual equity grants, respectively, to the Director Deferral Plan. For deferred annual retainers, participants direct the investment of their accounts, at market rates, among the available investment options, which are selected by our board of directors (or a committee thereof) in its sole discretion. The Director Deferral Plan offers automatic lump sum distributions upon death or disability. Each participant may elect to receive lump sum or installment distributions upon separation from service or on such other dates certain that a participant may elect. Such elections are made at the time such participant elects to defer compensation for a specific year. Participant distributions payable upon separation from service will be delayed for six months. The assets of the Director Deferral Plan are held in a rabbi trust.

General

Except as described in, or incorporated by reference into, this Offer to Purchase or the tender offer materials, none of the Company nor, to the best of the Company’s knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer to Purchase or with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

The descriptions above are intended to be summaries, and are qualified by reference in their entirety to the detailed descriptions of such arrangements in our periodic and current reports and proxy statements filed with the SEC. To the extent required by SEC rules, copies of the agreements or forms of the agreements disclosed above have been filed with the SEC.

12.	Legal Matters; Regulatory Approvals.

We are not aware of the applicability of any antitrust laws or any license or regulatory permit that appears material to our business that might be adversely affected by our acquisition of the shares as contemplated by the tender offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of the shares as contemplated by the tender offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered pursuant to the tender offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the tender offer to accept shares for payment and pay for shares is subject to certain conditions. See Section 7.

Section 4.3 of the Company’s Restated Certificate of Incorporation, as amended (the “Charter”), includes certain transfer restrictions (the “Transfer Restrictions”) for the purpose of protecting the Company’s ability to use its net operating losses and certain other tax benefits. The Transfer Restrictions terminate on the “Restriction Release Date,” which is defined in the Charter as such date that the Company’s board of directors determines in good faith that it is in the best interests of the Company and its stockholders for the Transfer Restrictions to terminate. On January 23, 2023, our board of directors determined that the Restriction Release Date for purposes of Section 4.3.1 of the Charter shall be the date on which the Company accepts shares of Company common stock for purchase pursuant to the Tender Offer, and that the Transfer Restrictions would become inoperative immediately prior to the Company’s acceptance of shares for purchase pursuant to the tender offer.

13.	Material U.S. Federal Income Tax Consequences.

The following discussion is a general summary of the material U.S. federal income tax consequences to tendering U.S. Holders and Non-U.S. Holders (each as defined below) of a sale of shares pursuant to the tender offer. The tender offer will have no U.S. federal income tax consequences to beneficial owners that do not tender any shares in the tender offer. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the applicable Treasury regulations promulgated thereunder, published rulings and administrative pronouncements of the IRS and applicable judicial decisions, all as in effect as of the date hereof and all of which are subject to change or differing interpretations, possibly on a retroactive basis, and any such change or differing interpretation could affect the accuracy of the statements contained in this discussion. This discussion addresses only beneficial owners who hold their shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment) and does not address all U.S. federal income tax consequences that may be relevant to beneficial owners in light of their particular circumstances or to beneficial owners subject to special rules under the U.S. federal income tax laws (such as, for example, dealers or brokers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, U.S. Holders whose “functional currency” is not the U.S. dollar, banks or other financial institutions, insurance companies, tax-exempt organizations, pension plans, regulated investment companies or real estate investment trusts, controlled foreign corporations, passive foreign investment companies, former citizens or residents of the United States, U.S. expatriates, partnerships or other pass-through entities for U.S. federal income tax purposes (or investors therein), persons who hold shares as part of a hedge, appreciated financial position, straddle, conversion or other risk reduction or integrated transaction, persons for whom the sale of shares pursuant to the tender offer would constitute a “wash sale” for U.S. federal income tax purposes, persons who hold or received their shares pursuant to the exercise of any employee stock options or otherwise as compensation or through a tax-qualified retirement plan and persons who hold (or that held, directly, indirectly or constructively, at any time during the five-year period ending on the date of the sale of their shares pursuant to the tender offer) 5% or more of the Company’s common stock). This discussion does not address the effect of any state, local or foreign tax laws or any U.S. federal tax considerations other than those pertaining to the income tax (e.g., estate or gift tax) that may be applicable to beneficial owners of shares, nor does it address any aspects of the unearned income Medicare contribution tax under Section 1411 of the Code or the alternative minimum tax.

Beneficial owners should consult their own tax advisors regarding the tax consequences of a sale of shares pursuant to the tender offer, including the applicability and effect of any state, local and non-U.S. tax laws.

As used herein, a “U.S. Holder” means a beneficial owner of shares that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust (A) the administration of which is subject to primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. As used herein, a “Non-U.S. Holder” means a beneficial owner of shares that is neither a U.S. Holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

The U.S. federal income tax treatment of a person that is treated as a partner in an entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds shares generally will depend on the status of the partner and the activities of the partnership. Partners in such partnerships should consult their own tax advisors regarding the U.S. federal income and other tax consequences of a sale of shares pursuant to the tender offer.

Material U.S. Federal Income Tax Consequences of the Tender Offer to Tendering U.S. Holders.

The sale of shares by a U.S. Holder pursuant to the tender offer will, depending on such U.S. Holder’s particular circumstances, generally be treated as a sale or exchange for U.S. federal income tax purposes or as a distribution with respect to such U.S. Holder’s shares. Under Section 302(b) of the Code, a sale of shares pursuant to the tender offer generally will be treated as a “sale or exchange” if the sale: (i) results in a “complete termination” of the U.S. Holder’s interest in the Company, (ii) is “substantially disproportionate” with respect to the U.S. Holder or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder (the “Section 302 Tests”). In determining whether any of these tests has been met, shares actually owned, as well as shares considered to be owned by the U.S. Holder by reason of certain constructive ownership rules set forth in Section 318 of the Code (as modified by Section 302(c) of the Code), generally must be taken into account. Very generally, a U.S. Holder may constructively own shares actually owned, and in some cases constructively owned, by certain members of the U.S. Holder’s family and certain entities (such as corporations, partnerships, trusts and estates) in which the U.S. Holder actually or constructively has an equity interest, as well as shares the U.S. Holder has an option to purchase. U.S. Holders should be aware that acquisitions or dispositions of shares as part of a plan that includes the U.S. Holder’s sale of shares pursuant to the tender offer may need to be taken into account in determining whether any of the Section 302 Tests are satisfied. U.S. Holders also should be aware that their ability to satisfy any of the Section 302 Tests may be affected by proration pursuant to the tender offer. Due to the factual nature of these tests, U.S. Holders should consult their own tax advisors to determine whether a sale of shares pursuant to the tender offer qualifies for sale or exchange treatment under these tests in light of their particular circumstances.

The sale of shares pursuant to the tender offer generally will result in a “complete termination” of the U.S. Holder’s interest in the Company if either (i) the U.S. Holder owns no shares of Company stock actually or constructively immediately after the shares are sold pursuant to the tender offer or (ii) the U.S. Holder actually owns no shares of Company stock after the tender offer and, with respect to shares constructively owned, is eligible to waive, and effectively waives, constructive ownership of all such shares in accordance with the procedures described in Section 302(c)(2) of the Code. U.S. Holders wishing to satisfy the “complete termination” test through a waiver of attribution should consult their tax advisors concerning the mechanics and desirability of such a waiver.

The sale of shares pursuant to the tender offer generally will result in a “substantially disproportionate” redemption with respect to a U.S. Holder if the percentage of the Company’s outstanding shares actually and constructively owned by the U.S. Holder immediately after the sale is less than 80% of the percentage of the Company’s outstanding shares directly, indirectly and constructively owned by the U.S. Holder immediately before the sale.

The sale of shares pursuant to the tender offer generally will be treated as “not essentially equivalent to a dividend” with respect to a U.S. Holder if, taking into account the applicable constructive ownership rules, the reduction in the U.S. Holder’s proportionate interest in the Company’s stock as a result of the sale constitutes a “meaningful reduction.” Whether the sale of shares by a U.S. Holder will be “not essentially equivalent to a dividend” will depend upon the U.S. Holder’s particular facts and circumstances, as well as the relative percentage of the shares tendered by such U.S. Holder and each of the other stockholders. The IRS has indicated in published guidance that generally, even a small reduction in the percentage ownership interest of a U.S. Holder whose relative stock interest in a publicly held corporation (such as the Company) is minimal and who exercises no control over the corporation’s business may constitute a meaningful reduction. In the event that other stockholders exchange a greater percentage of their shares pursuant to the tender offer than a particular stockholder, a stockholder’s interest in us may increase immediately following the tender offer even if that stockholder exchanges shares for cash pursuant to the tender offer and such stockholder does not (actually or constructively) acquire any other shares. U.S. Holders should consult their tax advisors to determine the application of this test (and the other Section 302 Tests) in light of their particular circumstances.

If any of these three Section 302 Tests for “sale or exchange” treatment is met, a U.S. Holder will recognize gain or loss on the receipt of cash in exchange for shares pursuant to the tender offer equal to the difference between the amount of cash received and the adjusted tax basis of the shares sold. A U.S. Holder must calculate gain or loss separately for each block of shares (generally, shares acquired at the same cost in a single transaction). The gain or loss will be capital gain or loss and generally will be long-term capital gain or loss if the holding period for such shares is more than one year as of the date of the sale. The ability to deduct capital losses is subject to limitations.

If none of the Section 302 Tests are met with respect to a U.S. Holder, amounts received by such U.S. Holder pursuant to the tender offer will be treated as a distribution with respect to such U.S. Holder’s shares. The distribution will be taxable to the U.S. Holder as a “dividend” to the extent of such U.S. Holder’s allocable share of the Company’s current or accumulated earnings and profits. To the extent the amount of the distribution exceeds the amount treated as a dividend, the excess will constitute a non-taxable return of capital to the extent of the U.S. Holder’s tax basis in the relevant shares, and any remaining portion will be treated as capital gain from the sale or exchange of shares. Any such capital gain will be long-term capital gain if the U.S. Holder’s holding period for the shares on the date of the sale exceeds one year. If the amounts received by a tendering U.S. Holder are treated as a “dividend,” the tax basis (after an adjustment for non-taxable return of capital discussed above) in the shares sold pursuant to the tender offer will be added to any remaining shares held by such U.S. Holder. A dividend received by a non-corporate U.S. Holder may be eligible as qualified dividend income subject to reduced tax rates (subject to applicable requirements, exceptions and limitations). A dividend received by a corporate U.S. Holder may be (i) eligible for a dividends-received deduction (subject to applicable requirements, exceptions and limitations) and (ii) subject to the “extraordinary dividend” provisions of Section 1059 of the Code. U.S. Holders that are corporations for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal tax consequences of the tender offer to them in light of their particular circumstances.

We cannot predict whether or the extent to which the tender offer will be oversubscribed. If the tender offer is oversubscribed, we may accept fewer shares than are tendered. Therefore, a U.S. Holder can be given no assurance that a sufficient number of such U.S. Holder’s shares will be purchased pursuant to the tender offer to ensure that such purchase will be treated as a sale or exchange, rather than as a distribution, for U.S. federal income tax purposes pursuant to the rules discussed above.

The determination of whether a corporation has current or accumulated earnings or profits is complex and the legal standards to be applied are subject to uncertainties and ambiguities. Additionally, whether a corporation has current earnings and profits can be determined only at the end of the taxable year. Accordingly, if the sale of shares pursuant to the tender offer is treated as a distribution rather than a sale or exchange under Section 302 of the Code, the extent to which such sale is treated as a dividend is unclear.

Material U.S. Federal Income Tax Consequences of the Tender Offer to Tendering Non-U.S. Holders.

If a sale by a Non-U.S. Holder of shares pursuant to the tender offer qualifies as a sale or exchange under any of the Section 302 Tests described above, then any gain recognized by such Non-U.S. Holder on the sale generally will not be subject to U.S. federal income tax unless (i) such gain is “effectively connected” with a trade or business carried on by the Non-U.S. Holder within the United States (and if an income tax treaty applies, is attributable to a permanent establishment of the Non-U.S. Holder within the United States) or (ii) the Non-U.S. Holder is an individual who is physically present in the United States for 183 days or more during the taxable year of the sale and certain other conditions are met.

A Non-U.S. Holder described in clause (i) in the preceding paragraph will generally be required to pay U.S. federal income tax on the net gain derived from the disposition in the same manner as if such Non-U.S. Holder were a U.S. Holder, and if such Non-U.S. Holder is a foreign corporation, an additional “branch profits tax” at a rate equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) with respect to any effectively connected earnings and profits (subject to certain adjustments). A Non-U.S. Holder described in clause (ii) of the preceding paragraph will generally be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gain derived from the disposition, which may be offset by U.S. source capital losses even though the Non-U.S. Holder is not considered a resident of the United States, provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

If the repurchase of shares pursuant to the tender offer from a Non-U.S. Holder does not satisfy any of the Section 302 Tests described above, amounts received by such Non-U.S. Holder pursuant to the tender offer will be treated as a distribution to the Non-U.S. Holder with respect to such Non-U.S. Holder’s shares. The treatment for U.S. federal income tax purposes of such distribution as a dividend or return of capital, or as gain from the sale of shares, will be determined in the manner described above under “Material U.S. Federal Income Tax Consequences of the Tender Offer to Tendering U.S. Holders.” In general, any amount that constitutes a dividend for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30% (or such lower rate as may be specified pursuant to an applicable income tax treaty) unless the dividend is “effectively connected” with a trade or business conducted by the Non-U.S. Holder within the United States (and, if required pursuant to an applicable income tax treaty, is attributable to a permanent establishment of the Non-U.S. Holder within the United States), in which case such dividend generally will be subject to U.S. federal income tax on a net income basis, in the same manner as if the Non-U.S. Holder were a resident of the United States. A Non-U.S. Holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) with respect to any effectively connected earnings and profits (subject to certain adjustments).

Because the satisfaction of the Section 302 Tests described above is dependent on matters of fact, the withholding agents generally will presume, for withholding purposes, that all amounts paid to Non-U.S. Holders pursuant to the tender offer are treated as distributions in respect of their shares. Accordingly, as described in Section 3 above, a Non-U.S. Holder should expect that a withholding agent will likely withhold U.S. federal income tax on the gross proceeds payable to a Non-U.S. Holder pursuant to the tender offer at a rate of 30% unless the Non-U.S. Holder provides the withholding agent with a validly completed and executed Form W-8ECI or Form W-8BEN (or other applicable IRS Form W-8) reflecting that no or reduced withholding is required. See Section 3 for additional information. A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any U.S. federal tax withheld if such stockholder meets one of the Section 302 Tests or if the stockholder is entitled to a reduced or zero rate of withholding pursuant to any applicable income tax treaty and a higher rate was withheld. Non-U.S. Holders should consult their own tax advisors regarding the particular tax consequences to them of selling shares in the tender offer, including the application of the 30% U.S. federal withholding tax, their potential eligibility for a reduced rate of, or exemption from, such withholding tax, and their potential eligibility for, and procedures for claiming, a refund of any such withholding tax.

Information Reporting and Backup Withholding.

Payments of proceeds pursuant to the tender offer will generally be subject to information reporting. In addition, as described in Section 3 above, U.S. federal backup withholding (currently at a rate of 24%) may apply to payments of gross proceeds paid to a U.S. Holder or other payee pursuant to the tender offer unless the U.S. Holder delivers to the applicable withholding agent a properly completed and executed Form W-9 or otherwise establishes an exemption. Certain persons (including corporations) are not subject to these backup withholding rules. Backup withholding and information reporting generally will not apply to payments of gross proceeds in the tender offer to a Non-U.S. Holder if the Non-U.S. Holder submits a properly completed, applicable IRS Form W-8, signed under penalties of perjury, attesting to such holder’s non-U.S. status and otherwise complies with the backup withholding rules. See Section 3 for additional information.

Foreign Account Tax Compliance Act.

Under legislation referred to as FATCA, and related administrative guidance, a U.S. federal withholding tax of 30% generally will be imposed on certain payments (including payments of any dividends or deemed dividends) made to “foreign financial institutions” and “non-financial foreign entities” (as specifically defined under these rules) unless specified requirements are met. U.S. Holders and Non-U.S. Holders should consult with their tax advisors regarding the possible implications of this legislation on their disposition of shares pursuant to the tender offer.

The preceding discussion is intended for general information only and is not a complete analysis or discussion of all potential tax effects that may be important to particular beneficial owners. Each beneficial owner should consult such beneficial owner’s own tax advisor to determine its particular tax consequences of selling shares in the tender offer in light of such beneficial owner’s particular circumstances, including the applicability and effect of any state, local and foreign tax laws.

14.	Extension of the Tender Offer; Termination; Amendment.

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the tender offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right to terminate the tender offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law and regulation, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the tender offer.

Subject to compliance with applicable law and regulation, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the tender offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the tender offer to holders of shares or by decreasing or increasing the number of shares being sought in the tender offer. Amendments to the tender offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made pursuant to the tender offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law and regulation, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through a newswire service.

If we materially change the terms of the tender offer or the information concerning the tender offer, we will extend the tender offer to the extent required by Rules 13e-4(d)(2) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. As a general matter, if we materially change the terms of the tender offer or the information concerning the tender offer (other than a change in price or a change in percentage of securities sought), including the waiver of a material condition, we are required to extend the tender offer, if necessary, so that the tender offer remains open for at least five business days following such change. If (1) we increase the maximum price to be paid for shares above $31.00 or decrease the price to be paid per share below $27.00 per share or otherwise change the price range to be paid for shares or increase or decrease the maximum aggregate purchase price offered for shares being sought in the tender offer (but, in the case of an increase, only if we increase the aggregate purchase price as a result of which the number of shares being sought will increase by more than 2% of our outstanding shares) and (2) the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to stockholders in the manner specified in this Section 14, the tender offer will be extended until the expiration of such period of ten business days.

15.	Fees and Expenses; Information Agent; Dealer Managers; Depositary.

We have retained PJT Partners LP, JMP Securities LLC and TCBI Securities, Inc. to act as Dealer Managers, D.F. King & Co. to act as Information Agent and Computershare Trust Company, N.A. to act as Depositary in connection with the tender offer. The Dealer Managers and Information Agent may contact holders of shares by mail, e-mail, telephone and in person and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the tender offer to beneficial owners. The Dealer Managers, the Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for specified reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the tender offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers or dealers (other than fees to the Dealer Managers or Information Agent as described above) for soliciting tenders of shares pursuant to the tender offer or for making any recommendation in connection with the tender offer. Stockholders holding shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such nominees to determine whether transaction costs are applicable if stockholders tender shares through such nominees and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding the tender offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as the agent of us, the Dealer Managers, the Information Agent or the Depositary for purposes of the tender offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in this document and the Letter of Transmittal.

Certain of the Dealer Managers and their respective affiliates have provided, and may in the future provide, various investment banking and other services to us for which they have received, or we expect they will receive, customary compensation from us. Affiliates of certain of the Dealer Managers are lenders under the Amended and Restated Credit Agreement that the Company will draw upon to finance the purchase of the shares pursuant to the tender offer.

The Dealer Managers and their respective affiliates in the ordinary course of their respective businesses may purchase and/or sell our securities, including the shares, and may hold positions, both long and short, for their respective own accounts and for the account of their respective customers. As a result, the Dealer Managers and their respective affiliates at any time may own certain of our securities, including the shares. In addition, the Dealer Managers and their respective affiliates may tender shares into the tender offer for their respective own accounts and for the account of their respective customers.

16.	Miscellaneous.

In making the tender offer, we are not aware of any U.S. state where the making of the tender offer is not in compliance with applicable law. If, however, we become aware that the making of the tender offer or the acceptance of shares pursuant to the tender offer is not permitted by administrative or judicial action pursuant to a U.S. state statute (“State Law”), we will make a good faith effort to comply with such applicable state Law. If, after such good faith effort, we cannot comply with the applicable State Law, the tender offer will not be made to the holders of shares in that U.S. state. In making the tender offer, we will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Exchange Act. In any U.S. state where the securities or Blue Sky laws require the tender offer to be made by a licensed broker or dealer, the tender offer shall be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of such U.S. state.

WE HAVE NOT MADE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR DOCUMENTS INCORPORATED BY REFERENCE OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US, THE DEALER MANAGERS, THE INFORMATION AGENT, THE DEPOSITARY OR ANY OF OUR OR THEIR RESPECTIVE AFFILIATES.

Avantax, Inc.
January 27, 2023

The Letter of Transmittal and certificates for shares and any other required documents should be sent or delivered by each stockholder or such stockholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

The Depositary for the Tender Offer is:

Computershare Trust Company, N.A.

By First Class, Registered or Certified Mail: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions PO Box 43011 Providence, RI 02940-3011	By Express or Overnight Delivery: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions 150 Royall Street, Suite V Canton, MA 02021

TENDER ONLINE AT:
www.ComputershareCAS.com/Teton or https://teton.computersharecas.com

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Questions or requests for assistance may be directed to the Information Agent at its telephone number and address set forth below. Requests for additional copies of the Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery or the other tender offer materials may be directed to the Information Agent at the telephone number and address set forth below. Stockholders also may contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the tender offer. To confirm delivery of shares, stockholders are directed to contact the Depositary.

The Dealer Managers for the Tender Offer are:

PJT Partners

280 Park Avenue
New York, New York 10017
Tel: (212) 364-7117

JMP Securities LLC

600 Montgomery Street, Suite 1100
San Francisco, CA 94111
Tel: (415) 835-8900

Texas Capital Securities

2000 McKinney Avenue, Suite 700
Dallas, Texas 75201
Toll-Free: (866) 355-6329